Filed Pursuant to Rule 424(b)(5)
Registration No. 333-159454

CALCULATION OF REGISTRATION FEE

		Proposed
		Maximum	Proposed Maximum
Title of each Class of Securities	Amount to be	Offering Price	Aggregate Offering	Amount of
to be Registered	Registered	Per Unit	Price	Registration Fee
Common Shares, without par value (1)	143,968	$76.41 (2)	$10,500,000(2)	$749
Series A Common Share Warrants (1) (3)	—	(2)	(2)	—
Series B Common Share Warrants (1) (3)	—	(2)	(2)	—
Total	143,968	$76.41	$10,500,000	$749

(1)
35,992 of our common shares, without par value (the “Common Shares”), being registered are purchasable upon exercise of the Series A Common Share Warrants (the “Series A Warrants”) being registered.  An additional 35,992 of our Common Shares being registered are purchasable upon exercise of the Series B Common Share Warrants (the “Series B Warrants”) (the Series A Warrants and the Series B Warrants are collectively referred to as the “Warrants”) being registered. In addition to the number of Common Shares stated in the table above, there are registered, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, such number of additional Common Shares, of a currently indeterminable number, as may from time to time become issuable by reason of share splits, share dividends or similar transactions and certain anti-dilution provisions set forth in the Warrants.

(2)
In accordance with Rule 457(i) under the Securities Act of 1933, as amended, the offering price per share for the 71,984 Common Shares purchasable upon the exercise of the Warrants was calculated on the basis of the $76.41 per share exercise price of the Warrants plus the $2.44 offering price for one-half of a Series A Warrant and one-half of a Series B Warrant. The offering price for the other 71,984 Common Shares being registered was calculated on the basis of the $67.02 per share purchase price of such Common Shares.

(3)	Pursuant to Rule 457(i) under the Securities Act of 1933, as amended, no additional fee is payable for the Series A Warrants or the Series B Warrants.

$5,000,000

Common Shares
Series A Common Share Warrants
Series B Common Share Warrants

We are offering to certain investors, pursuant to this prospectus supplement and the accompanying prospectus, up to an aggregate of 71,984 of our common shares, without par value (the “Common Shares”), Series A Common Share Warrants, which are exercisable within six months of the closing date, to purchase up to an aggregate of 35,992 Common Shares (“Series A Warrants”), and Series B Common Share Warrants, which are exercisable within 12 months of the closing date, to purchase up to an aggregate of 35,992 Common Shares (“Series B Warrants”) (the Series A Warrants and the Series B Warrants are collectively referred to in this prospectus supplement as the “Warrants”).  The purchase price for each unit of a Common Share together with one-half of a Series A Warrant and one-half of a Series B Warrant is $69.46 (the “Per Share Purchase Price”).  The Common Shares and the Warrants will be purchased together as a unit in this offering.  Each Warrant entitles the investor to purchase one Common Share at an exercise price of $76.41.   This prospectus supplement also relates to the offering of Common Shares issuable upon the exercise of the Warrants issued in this offering.

The Common Shares are listed on NYSE Amex under the symbol “PRK”. On December 7, 2010, the closing price for the Common Shares was $69.91. The Warrants will not be listed on any national securities exchange.

Rodman & Renshaw, LLC acted as the exclusive placement agent for this offering. The placement agent is not purchasing or selling any of these securities and it is not required to sell any specific number or dollar amount of securities.  The placement agent has agreed to use its reasonable best efforts to sell the securities offered by this prospectus supplement. We have agreed to pay the placement agent the placement agent fees set forth in the table below. This table does not reflect the placement agent fee equal to 3% of the aggregate cash exercise price received by Park in respect of the exercise, if any, of the Warrants.

	Per Share Purchase Price	Total
Public Offering Price for Common Shares and Warrants	$69.46 *	$5,000,000
Placement Agent Fees	$ 2.08 *	$ 150,000
Proceeds, Before Expenses, To Us	$67.38 *	$4,850,000
* These amounts have been rounded to the nearest cent.

Investing in our Common Shares and the Warrants involves risks.  See “RISK FACTORS” beginning on page S-7 of this prospectus supplement and in the documents incorporated by reference herein for a discussion of factors you should carefully consider before buying our Common Shares and the Warrants.

Neither the Securities and Exchange Commission, nor any state securities commission nor any bank regulatory agency has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.  These securities are not deposits or accounts or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any other governmental or regulatory agency or instrumentality.

Rodman & Renshaw, LLC

The date of this prospectus supplement is December 8, 2010

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus that we may provide to you.  We have not, and the placement agent has not, authorized anyone to provide you with information that is different.  This document may only be used where it is legal to sell these securities.  You should not assume that any information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the respective dates thereof.

It is important for you to read and consider all of the information contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein before making an investment decision.  Please carefully read this prospectus supplement, the accompanying prospectus and the information contained in the documents referred to under the heading “WHERE YOU CAN FIND MORE INFORMATION.”

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts.  The first part is this prospectus supplement, which describes the terms of this offering.  The second part is the accompanying prospectus, which provides general information about us and our securities, some of which may not apply to this offering.  This prospectus supplement and the accompanying prospectus are part of a Registration Statement that we have filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process.

Both this prospectus supplement and the accompanying prospectus include important information about us, our Common Shares, the Warrants and other information you should know before investing in our Common Shares and the Warrants.  This prospectus supplement also adds to, updates and changes information contained in the accompanying prospectus.  To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement.  You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described below under the captions “WHERE YOU CAN FIND MORE INFORMATION” and “INFORMATION INCORPORATED BY REFERENCE” before investing in our Common Shares and the Warrants. The words “Park,” “Company,” “we,” “our,” “ours” and “us” as used herein refer to Park National Corporation and its subsidiaries, unless otherwise stated.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  The reports, proxy statements and other information that we file with the SEC are available to the public from the SEC’s Internet site at http://www.sec.gov.  Copies of certain information filed by us with the SEC are also available through our Internet site at http://www.parknationalcorp.com.  The information on the SEC Internet site and on our Internet site is not a part of this prospectus supplement.  You may also read and copy any document we file with the SEC by visiting the SEC’s Public Reference Room in Washington, D.C.  The SEC’s address in Washington, D.C. is 100 F Street N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room.  You may also inspect our SEC reports and other information at NYSE Amex, 30 Broad Street, 5th Floor, New York, New York 10004.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement information that we file with the SEC.  This means that we can disclose important information to you by referring you to those documents.  Any information we incorporate in this manner is considered part of this prospectus supplement except to the extent updated and superseded by information contained in or incorporated by reference into this prospectus supplement. Except as otherwise noted below, we incorporate by reference the following documents that we have filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010, June 30, 2010 and September 30, 2010;

•
our Current Reports on Form 8-K filed/furnished on January 25, 2010, January 28, 2010, February 16, 2010, April 16, 2010, April 19, 2010, April 20, 2010, April 30, 2010, July 19, 2010, July 27, 2010, October 18, 2010, November 1, 2010 and November 5, 2010;

•	our definitive proxy statement for our 2010 Annual Meeting of Shareholders; and

•
the description of our Common Shares which is contained in “ITEM 8.01 OTHER EVENTS.” of our Current Report on Form 8-K filed on May 14, 2009, together with any subsequent registration statement or report filed for the purpose of updating such description.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus supplement until this offering is completed:

•	any reports filed under Section 13(a) or Section 13(c) of the Exchange Act;

•	any document filed under Section 14 of the Exchange Act; and

•	any reports filed under Section 15(d) of the Exchange Act.

Pursuant to General Instruction B of Form 8-K, any information furnished pursuant to “Item 2.02.  Results of Operations and Financial Condition” or “Item 7.01.  Regulation FD Disclosure” of Form 8-K is not deemed to be “filed” for purposes of Section 18 of the Exchange Act, and we are not incorporating by reference any information furnished pursuant to Item 2.02 or Item 7.01 (or former Item 9 or Item 12) of Form 8-K into this prospectus supplement.

Statements contained in this prospectus supplement as to the contents of any contract, agreement or other document referred to in this prospectus supplement do not purport to be complete, and, where reference is made to the particular provisions of that contract, agreement or other document, those references are qualified in all respects by reference to all of the provisions contained in that contract, agreement or other document.  Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this prospectus supplement modifies or supersedes that statement.  Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement (other than exhibits, unless they are specifically incorporated by reference in the documents) and a copy of any or all other contracts, agreements or documents which are referred to in this prospectus supplement.  Requests should be directed to:  Park National Corporation, 50 North Third Street, Newark, Ohio  43055, Attention:  John W. Kozak, Chief Financial Officer, telephone number (740) 349-8451.

PROSPECTUS SUPPLEMENT SUMMARY

You should read the following summary in conjunction with the more detailed information contained in this prospectus supplement and in the accompanying prospectus, including the information incorporated by reference in each.  To the extent the following information is inconsistent with the information in the accompanying prospectus, you should rely on the following information.  You should pay special attention to the “RISK FACTORS” section beginning on page S-7 of this prospectus supplement, “Item 1A. Risk Factors” in Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is incorporated by reference herein, “Item 1A. Risk Factors” in Part II of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, which is incorporated by reference herein, “Item 1A. Risk Factors” in Part II of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, which is incorporated by reference herein, “Item 1A. Risk Factors” in Part II of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, which is incorporated by reference herein, and the risks described in the other documents incorporated by reference herein to determine whether an investment in our Common Shares and the Warrants is appropriate for you.

Park National Corporation

We are a bank holding company headquartered in Newark, Ohio.  Our Ohio-based banking operations are conducted through 124 offices across 29 Ohio counties (Ashland, Athens, Butler, Champaign, Clark, Clermont, Coshocton, Crawford, Darke, Fairfield, Fayette, Franklin, Greene, Hamilton, Hocking, Holmes, Knox, Licking, Madison, Marion, Mercer, Miami, Montgomery, Morrow, Muskingum, Perry, Richland, Tuscarawas and Warren) and one Kentucky county (Boone) through our subsidiary The Park National Bank and its divisions which include Fairfield National Bank, Richland Bank, Century National Bank, First-Knox National Bank, Farmers and Savings Bank, United Bank, Second National Bank, Security National Bank, Unity National Bank and The Park National Bank of Southwest Ohio & Northern Kentucky.  Our Florida and Alabama-based banking operations are conducted through 17 offices across five Florida counties (Bay, Gulf, Okaloosa, Santa Rosa and Walton) and one Alabama county (Baldwin) through our subsidiary Vision Bank and its divisions which include Vision Bank headquartered in Panama City, Florida and the Vision Bank Division of Gulf Shores, Alabama.  Our banking subsidiaries engage in the commercial banking and trust business primarily in small and medium population Ohio communities and markets served through Vision Bank operations in Alabama and Florida.  Park’s other subsidiaries include Scope Leasing, Inc. (d.b.a. Scope Aircraft Finance), Guardian Financial Services Company (d.b.a. Guardian Finance Company) and Park Title Agency, LLC, and they operate through an aggregate of eight offices in Ohio.  As of September 30, 2010, Park and our subsidiaries had 1,996 full-time equivalent employees. We were incorporated under the laws of the State of Ohio in 1992.  Our principal executive offices are located at 50 North Third Street, Newark, Ohio 43055, and our telephone number is (740) 349-8451.  Our Internet site can be accessed at http://www.parknationalcorp.com.  Information contained in our Internet site does not constitute part of, and is not incorporated into, this prospectus supplement or the accompanying prospectus.

At September 30, 2010, we had consolidated total assets of approximately $7.1 billion, total loans of approximately $4.7 billion, total deposits of approximately $5.1 billion and total shareholders’ equity of approximately $757 million.

Recent Developments

On November 1, 2010, Park issued a news release announcing the exercise of outstanding Series B Common Share Warrants and the issuance of an aggregate of 187,200 Common Shares.  Park received net proceeds from the exercise of such Series B Common Share Warrants in the aggregate amount of $12.3 million, net of the warrant solicitation fees payable to Rodman & Renshaw, LLC under the terms of the Letter Agreement, dated October 26, 2009, between Park and Rodman & Renshaw, LLC.  The Common Shares issued by Park upon the exercise of the Series B Common Share Warrants were issued pursuant to a prospectus supplement filed on October 28, 2009 with the SEC in connection with a takedown from Park’s Registration Statement on Form S-3 (Registration File No. 333-159454), which was declared effective by the SEC on May 22, 2009.  Of the 250,000 Common Shares subject to the Series B Common Share Warrants issued pursuant to the October 28, 2009 prospectus supplement, 187,200 or 75% were acquired upon exercise of a portion of the Series B Common Share Warrants.  The remaining portion of the Series B Common Share Warrants issued in October 2009 (covering 62,800 common shares) expired on October 30, 2010 and can no longer be exercised.

On October 18, 2010, we announced our results of operations for our third quarter ended September 30, 2010.  For the quarter, we reported:

•
net income available to common shareholders of $18.1 million, or $1.19 per diluted share, compared with net income available to common shareholders of $17.8 million, or $1.25 per diluted share, for the third quarter of 2009; and

•	returns on average common equity and average assets of 10.90% and 1.02%, respectively, compared with 12.18% and 1.01%, respectively, for the third quarter of 2009.

On October 18, 2010, we also announced that our Board of Directors declared a cash dividend of $0.94 per share in respect of our Common Shares, payable to shareholders of record as of the close of business on November 24, 2010.  The dividend will be paid on December 10, 2010.

For additional information, see our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, which is incorporated herein by reference.

The Offering

Issuer	Park National Corporation

Common Shares offered
Up to 71,984 Common Shares, at a purchase price of $67.02 for each Common Share. This prospectus supplement also relates to the offering of the Common Shares issuable upon the exercise of the Warrants. All of the Common Shares which are the subject of the offering will be issued from Common Shares that we hold as treasury shares.

Series A Warrants offered
Warrants, exercisable within six months of the closing date, to purchase up to an aggregate of 35,992 Common Shares, for an exercise price of $76.41 per Common Share (110% of the Per Share Purchase Price). Each Series A Warrant will be sold with an equal number of Series B Warrants for a purchase price of $2.44 for one-half of a Series A Warrant and one-half of a Series B Warrant.  Each Series A Warrant entitles the investor to purchase one Common Share.

Series B Warrants offered
Warrants, exercisable within 12 months of the closing date, to purchase up to an aggregate of 35,992 Common Shares for an exercise price of $76.41 per Common Share (110% of the Per Share Purchase Price). Each Series B Warrant will be sold with an equal number of Series A Warrants for a purchase price of $2.44 for one-half of a Series B Warrant and one-half of a Series A Warrant.  Each Series B Warrant entitles the investor to purchase one Common Share.

Dividends
We currently pay quarterly dividends on our Common Shares.  We paid a quarterly cash dividend of $0.94 per Common Share on September 10, 2010, June 10, 2010, March 10, 2010 and December 10, 2009.  On October 18, 2010, our Board of Directors declared a cash dividend of $0.94 per Common Share payable on December 10, 2010 to holders of Common Shares of record on November 24, 2010.  The declaration and payment of future dividends on our Common Shares will be at the discretion of our Board of Directors.  Our dividend payments may be changed, reduced or eliminated altogether and we are currently subject to a quarterly cap of $0.94 per Common Share as a result of our participation in the Capital Purchase Program (the “CPP”) of the United States Department of the Treasury (the “U.S. Treasury”).  See “RISK FACTORS” beginning on page S-7 of this prospectus supplement, “Item 1A. Risk Factors” in Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is incorporated by reference herein, “Item 1A. Risk Factors” in Part II of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, which is incorporated by reference herein, “Item 1A. Risk Factors” in Part II of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, which is incorporated by reference herein, “Item 1A. Risk Factors” in Part II of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, which is incorporated by reference herein, and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for information regarding restrictions on our ability to pay dividends on our Common Shares.

Use of proceeds
We intend to use the net proceeds from the offerings pursuant to this prospectus supplement for general corporate purposes, which may include but are not limited to working capital, acquisition opportunities, capital expenditures, investments in or loans to our subsidiaries, payment and refinancing of debt, including outstanding short-term indebtedness, if any, and satisfaction of other obligations.  We are also considering the possibility at some future date of seeking permission to use a portion of the net proceeds from the offerings conducted pursuant to this prospectus supplement to (1) repay a portion of the funding received in connection with the Series A Preferred Shares (as defined below) and (2) repurchase the Treasury Warrant (as defined below), if and when applicable circumstances indicate that such repayment and repurchase are permitted and appropriate.

Risk factors
See “RISK FACTORS” beginning on page S-7 of this prospectus supplement, “Item 1A. Risk Factors” in Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is incorporated by reference herein, “Item 1A. Risk Factors” in Part II of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, which is incorporated by reference herein, “Item 1A. Risk Factors” in Part II of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, which is incorporated by reference herein, “Item 1A. Risk Factors” in Part II of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, which is incorporated by reference herein, and the risks described in the other documents incorporated by reference herein and other information included or incorporated by reference in this prospectus supplement for a discussion of factors you should carefully consider before buying our Common Shares and the Warrants.

NYSE Amex symbol	PRK

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains or incorporates by reference forward-looking statements that set forth anticipated results based on our management’s plans and assumptions.  From time to time, we also provide forward-looking statements in other materials we release to the public as well as oral forward-looking statements.  Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts.  We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

We cannot guarantee that any forward-looking statement will be realized, although our management believes that we have been prudent in our plans and assumptions.  Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions.  If known or unknown risks or uncertainties should materialize, or if underlying assumptions should prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected.  You should bear this in mind in reading this prospectus supplement.  Factors that might cause such differences include, but are not limited to:

•
deterioration in the asset value of our loan portfolio may be worse than expected due to a number of factors, such as adverse changes in economic conditions that impair the ability of borrowers to repay their loans, the underlying value of the collateral could prove less valuable than assumed and cash flows may be worse than expected;

•	our ability to execute our business plan successfully and within the expected timeframe;

•
changes in general economic and financial market conditions, and weakening in the economy, specifically the real estate market and credit markets, either nationally or in the states in which we do business, may be worse than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults;

•	the effects of the Gulf of Mexico oil spill;

•	deterioration in the asset value of our other real estate owned;

•	changes in consumer spending, borrowing and saving habits;

•	the effect of fiscal and governmental policies of the United States federal government;

•	changes in market rates and prices may adversely impact the value of securities, loans, deposits and other financial instruments and the interest rate sensitivity of our consolidated balance sheet;

•	changes in unemployment;

•	asset/liability repricing risks and liquidity risks;

•	our liquidity requirements could be adversely affected by changes in our assets and liabilities;

•	competitive factors among financial institutions increase significantly, including product and pricing pressures and our ability to attract, develop and retain qualified bank professionals;

•
the nature, timing and effect of changes in banking regulations or other regulatory or legislative requirements affecting our business, including changes in laws and regulations concerning taxes, accounting, banking, securities and other aspects of the financial services industry, specifically the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010;

•	demand for loans in the respective market areas served by Park and our subsidiaries; and

•	other external developments materially affecting our operational and financial performance.

We undertake no obligation publicly to update forward-looking statements, whether as a result of new information, future events or otherwise.  You are advised, however, to consult any further disclosures we make on related subjects in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the SEC.  Also note that we provide cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to our business in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K incorporated by reference herein and in prospectus supplements and other offering materials.  These are factors that, individually or in the aggregate, management believes could cause our actual results to differ materially from expected and historical results.  We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995.  You should understand that it is not possible to predict or identify all such factors.  Consequently, you should not consider such disclosures to be a complete discussion of all potential risks or uncertainties.

RISK FACTORS

An investment in our Common Shares and the Warrants involves risks.  You should carefully consider the following risk factors and other information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference in each, before making an investment decision.  Certain risks related to us and our business are described in “Item 1A.  Risk Factors” in Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, “Item 1A. Risk Factors” in Part II of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010,  “Item 1A. Risk Factors” in Part II of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010 and “Item 1A. Risk Factors” in Part II of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010.  The risks discussed below also include forward-looking statements, and our actual results may differ materially from those discussed in these forward-looking statements.  Risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

Risks Relating to Park and our Subsidiaries

The impact of the oil spill in the Gulf of Mexico could adversely affect our earnings.

Park continues to monitor developments related to the oil spill in the Gulf of Mexico, including the extent of the potential effects on our customers and the areas in which they operate. Park and Vision Bank management are working very closely with those borrowers who could potentially be impacted by the oil spill, assisting them through the claims process. Many of Vision Bank's loan customers that were negatively impacted by the oil spill have filed claims with BP and have received reimbursement for these claims in the last few months. However, management remains unsure how many loan customers, if any, will not receive reimbursement for the claims that they have filed with BP. The future effects of the oil spill could possibly impact Park and our earnings, but until more is known about the impact on our borrowers, we are unable to determine whether there will be any negative impact on their ability to repay contractual principal and interest.

Changes in economic and political conditions could adversely affect our earnings, as our borrowers’ ability to repay loans and the value of the collateral securing our loans decline.

Our success depends, to a certain extent, upon economic and political conditions, local and national, as well as governmental fiscal and monetary policies. Conditions such as inflation, recession, unemployment, changes in interest rates, money supply and other factors beyond our control may adversely affect our asset quality, deposit levels and loan demand and, therefore, our earnings and our capital. Because we have a significant amount of real estate loans, additional decreases in real estate values could adversely affect the value of property used as collateral and our ability to sell the collateral upon foreclosure. Adverse changes in the economy may also have a negative effect on the ability of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings and cash flows. The substantial majority of the loans made by our subsidiaries are to individuals and businesses in Ohio or in Gulf Coast communities in Alabama and the Florida panhandle. Consequently, a significant continued decline in the economy in Ohio or in Gulf Coast communities in Alabama or the panhandle of Florida could have a materially adverse effect on our financial condition and results of operations.

As disclosed earlier within our Quarterly Report on Form 10-Q for the period ended September 30, 2010, we continue to experience difficult credit conditions in the Alabama and Florida markets in which we operate. For the first nine months of 2010, Vision Bank has experienced $27.2 million in net loan charge-offs, or an annualized 5.4% of average loans. For the first nine months of 2009, net loan charge-offs for Vision Bank were $19.1 million, or an annualized 3.68% of average loans. The loan loss provision for Vision Bank was $27.7 million for the nine months ended September 30, 2010. Park’s nonperforming loans, defined as loans that are 90 days past due, nonaccrual and renegotiated loans, were $247.9 million or 5.32% of total loans at September 30, 2010, $248.5 million or 5.35% of loans at December 31, 2009, $212.1 million or 4.59% of total loans at September 30, 2009 and $167.8 million or 3.74% of total loans at December 31, 2008. At September 30, 2010, Vision Bank had non-performing loans of $138.8 million or 21.3% of total loans, compared to $159.6 million or 23.58% of total loans at December 31, 2009 and $124.9 million or 18.3% of total loans at September 30, 2009. While we continue to generate net earnings on a consolidated basis, Vision Bank continues to generate net losses and may generate net losses in the future. For the nine months ended September 30, 2010, Vision Bank had a net loss of $19.5 million and Park contributed capital of $36 million to Vision Bank. Given the current economic environment in Vision Bank’s market, Park’s management has agreed to maintain the leverage ratio at Vision Bank at 12% and to maintain the total risk-based capital ratio at Vision Bank at 16%. It remains uncertain when the negative credit trends at Vision Bank will reverse. As a result, Park’s future earnings continue to be susceptible to further declining credit conditions in the markets in which we operate.

Legislative or regulatory changes or actions could adversely impact us or the businesses in which we are engaged.

The financial services industry is extensively regulated. We are subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of our operations. Laws and regulations may change from time to time and are primarily intended for the protection of consumers, depositors, federal deposit insurance funds and the banking system as a whole, and not to benefit our shareholders. The impact of any changes to laws and regulations or other actions by regulatory agencies may negatively impact us or our ability to increase the value of our business. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of an institution, the classification of assets held by an institution and the adequacy of an institution’s allowance for loan losses. Additionally, actions by regulatory agencies against us could cause us to devote significant time and resources to defending our business and may lead to penalties that materially affect us and our shareholders.

In light of current conditions in the global financial markets and the global economy, regulators have increased their focus on the regulation of the financial services industry. Most recently, Congress and the federal agencies regulating the financial services industry have acted on an unprecedented scale in responding to the stresses experienced in the global financial markets. Some of the laws enacted by Congress and regulations promulgated by federal regulatory agencies subject us and other financial institutions to which such laws and regulations apply to additional restrictions, oversight and costs that may have an impact on our business, results of operations or the trading price of our Common Shares.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) was signed into law on July 21, 2010 and although it became generally effective in July, many of its provisions have extended implementation periods and delayed effective dates and will require extensive rulemaking by regulatory authorities as well as require multiple studies to be conducted over the next one to two years. The Dodd-Frank Act, including future rules implementing its provisions and the interpretation of those rules, could result in a number of adverse impacts. The levels of capital and liquidity with which Park and our subsidiaries must operate may be subject to more stringent capital requirements. Park may be subjected to new and/or higher fees paid to various regulatory entities, including but not limited to deposit insurance premiums to the Federal Deposit Insurance Corporation (the “FDIC”). Revenue on interchange fees may decrease as a result of the level of fees the Federal Reserve deems “reasonable and proportional” when it establishes regulation standards on the amount of interchange fees that can be charged to merchants for electronic debit card transactions. Park may also be subject to additional regulations under the newly established Bureau of Consumer Financial Protection which was given broad authority to implement new consumer protection regulations. These and other provisions of the Dodd-Frank Act may place large additional costs on Park, impede its growth opportunities and place it at a competitive disadvantage.

A default by another larger financial institution could adversely affect financial markets generally.

The commercial soundness of many financial institutions may be closely interrelated as a result of relationships between the institutions. As a result, concerns about, or a default or threatened default by, one institution could lead to significant marketwide liquidity and credit problems, losses or defaults by other institutions. This is sometimes referred to as “systemic risk” and may adversely affect our business.

Changes in the general economic conditions and real estate valuations in our primary market areas could adversely impact results of operations, financial condition and cash flows.

Our lending and deposit gathering activities are concentrated primarily in Ohio and in markets served through Vision Bank operations in Alabama and Florida and our success depends on the general economic conditions of these areas, particularly given that a significant portion of our lending relates to real estate located in these regions. Real estate values in these Ohio and, more dramatically, Gulf Coast communities have been negatively impacted by the ongoing economic crisis. Additional adverse changes in the regional and general economic conditions could reduce our growth rate, impair our ability to collect payments on loans, increase loan delinquencies, increase problem assets and foreclosures, increase claims and lawsuits, increase devaluations recognized within our other real estate owned portfolio, decrease the demand for our products and services and decrease the value of collateral for loans, especially real estate values, which could have a material adverse effect on our financial condition, results of operations and cash flows.

Because of our participation in the Capital Purchase Program, we are subject to several restrictions, including restrictions on our ability to declare or pay dividends and repurchase our Common Shares and restrictions on compensation paid to our executive officers and certain other most highly-compensated employees.

We participate in the CPP. For more information regarding our participation in the CPP, see the discussion under the caption “Recent Developments - Participation in Capital Purchase Program Enacted as part of Troubled Assets Relief Program” in “Item 1 - Business” of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

To finalize Park’s participation in the CPP, Park and the U.S. Treasury entered into the Securities Purchase Agreement. Pursuant to the Securities Purchase Agreement, Park issued and sold to the U.S. Treasury (i) 100,000 of Park’s Fixed Rate Cumulative Perpetual Preferred Shares, Series A, each without par value and having a liquidation preference of $1,000 per share (the “Series A Preferred Shares”) and (ii) a warrant (the “Treasury Warrant”) to purchase 227,376 Park Common Shares, at an exercise price of $65.97 per share (subject to certain anti-dilution and other adjustments), for an aggregate purchase price of $100.0 million in cash. The Securities Purchase Agreement limits our ability to declare or pay dividends on any of our shares. Specifically, we are unable to declare dividend payments on Common Shares, junior preferred shares or pari passu preferred shares if we are in arrears on the payment of dividends on the Series A Preferred Shares. Further, we are not permitted to increase dividends on our Common Shares above the amount of the last quarterly cash dividend per Common Share declared prior to October 14, 2008 ($0.94 per Common Share) without the U.S. Treasury’s approval until December 23, 2011, unless all of the Series A Preferred Shares have been redeemed or transferred by the U.S. Treasury to unaffiliated third parties. In addition, our ability to repurchase our shares is restricted. The consent of the U.S. Treasury generally is required for us to make any share repurchase (other than in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice and certain other limited circumstances specified in our Articles of Incorporation) until December 23, 2011, unless all of the Series A Preferred Shares have been redeemed or transferred by the U.S. Treasury to unaffiliated third parties. Further, Common Shares, junior preferred shares or pari passu preferred shares may not be repurchased if we are in arrears on the payment of Series A Preferred Share dividends.

As a recipient of government funding under the CPP, we, together with our subsidiaries, must comply with the executive compensation and corporate governance standards imposed by the American Recovery and Reinvestment Act of 2009 (the “ARRA”) and the standards established by the Secretary of the Treasury under the ARRA (including the interim final rule published by the U.S. Treasury under 31 C.F.R. Part 30 on June 15, 2009 as amended by technical amendments published by the U.S. Treasury on December 7, 2009 (collectively, the “Interim Final Rule”)) for so long as the U.S. Treasury holds any securities acquired from us pursuant to the Securities Purchase Agreement or upon exercise of the Warrant, excluding any period during which the U.S. Treasury holds only the Warrant (the “Covered Period”). The ARRA and the Interim Final Rule impose limitations on our executive compensation practices by, among other things: (i) limiting the deductibility, for U.S. federal income tax purposes, of compensation paid to any of our Senior Executive Officers (as defined in the Interim Final Rule) to $500,000 per year; (ii) prohibiting the payment or accrual of any bonus, retention award or incentive compensation to our five most highly-compensated employees, except in the form and under the limited circumstances permitted by the Interim Final Rule; (iii) prohibiting the payment of golden parachute payments (as defined in the Interim Final Rule) to our Senior Executive Officers or any of our next five most highly-compensated employees upon a departure from Park and our subsidiaries or due to a change in control of Park, except for payments for services performed or benefits accrued; (iv) requiring Park or the applicable subsidiary to “claw back” any bonus, retention award or incentive compensation paid (or under a legally binding obligation to be paid) to a Senior Executive Officer or any of our next 20 most highly-compensated employees if the payment was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria; (v) prohibiting Park and our subsidiaries from maintaining any Employee Compensation Plan (as defined in the Interim Final Rule) that would encourage the manipulation of our reported earnings to enhance the compensation of any of our employees; (vi) prohibiting Park and our subsidiaries from maintaining compensation plans and arrangements for our Senior Executive Officers that encourage our Senior Executive Officers to take unnecessary and excessive risks that threaten the value of Park; (vii) requiring Park and our subsidiaries to limit any Employee Compensation Plan that unnecessarily exposes Park to risk; (viii) prohibiting Park and our subsidiaries from providing (formally or informally) “gross-ups” to any of our Senior Executive Officers or our 20 next most highly-compensated employees; (ix) requiring that Park disclose to the U.S. Treasury and Park’s primary regulator the amount, nature and justification for offering to any of our five most highly-compensated employees any perquisites whose total value exceeds $25,000; (x) requiring that Park disclose to the U.S. Treasury and Park’s primary regulator whether Park, the Park Board of Directors or the Compensation Committee engaged a compensation consultant and the services performed by that compensation consultant and any of its affiliates; (xi) requiring that Park disclose to the U.S. Treasury the identity of our Senior Executive Officers and 20 next most highly-compensated employees, identified by name and title and ranked in descending order of annual compensation; and (xii) subjecting any bonus, retention award or other compensation paid before February 17, 2009 to our Senior Executive Officers or our 20 next most highly-compensated employees to retroactive review by the U.S. Treasury to determine whether any such payments were inconsistent with the purposes of TARP or otherwise contrary to the public interest. The ARRA and the Interim Final Rule also required that the Park Board of Directors adopt a Company-wide policy regarding “excessive or luxury expenditures,” which was adopted on September 4, 2009 and is posted on Park’s Internet Web site.

Restrictions on compensation may make it more difficult for us to hire or retain personnel, which might adversely affect our financial condition or results of operations.

Changes in interest rates could have a material adverse effect on our financial condition, results of operations and cash flows.

Our earnings depend substantially on our interest rate spread, which is the difference between (i) the rates we earn on loans, investment securities and other interest earning assets and (ii) the interest rates we pay on deposits and our borrowings. These rates are highly sensitive to many factors beyond our control, including general economic conditions and the policies of various governmental and regulatory authorities. While we have taken measures intended to manage the risks of operating in a changing interest rate environment, there can be no assurance that such measures will be effective in avoiding undue interest rate risk.

Information pertaining to the impact changes in interest rates could have on our net income is included in Table 10 in the section of Park’s 2009 Annual Report captioned “FINANCIAL REVIEW” on page 43, which is incorporated in “Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Part II of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and herein by reference and in “Item 3 - Quantitative and Qualitative Disclosures About Market Risk” in Part I of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, which is incorporated herein by reference.

We extend credit to a variety of customers based on internally set standards and the judgment of our loan officers and bank division presidents. We manage the credit risk through a program of underwriting standards, the review of certain credit decisions and an on-going process of assessing the quality of the credit already extended. Our credit standards and on-going process of credit assessment might not protect us from significant credit losses.

We take credit risk by virtue of making loans and leases, extending loan commitments and letters of credit and, to a lesser degree, purchasing non-governmental securities. Our exposure to credit risk is managed through the use of consistent underwriting standards that emphasize “in-market” lending while avoiding highly leveraged transactions as well as excessive industry and other concentrations. Our credit administration function employs risk management techniques to ensure that loans and leases adhere to corporate policy and problem loans and leases are promptly identified. While these procedures are designed to provide us with the information needed to implement policy adjustments where necessary, and to take proactive corrective actions, there can be no assurance that such measures will be effective in avoiding undue credit risk.

We may elect or be compelled to seek additional capital in the future, but that capital may not be available when it is needed.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. As we experience loan losses, particularly at Vision Bank, additional capital may need to be infused. In addition, we may elect to raise additional capital to support our business or to finance acquisitions, if any, or we may otherwise elect or be required to raise additional capital. Our ability to raise additional capital, if needed, will depend on our financial performance, conditions in the capital markets, economic conditions and a number of other factors, many of which are outside our control. Accordingly, there can be no assurance that we can raise additional capital if needed or on terms acceptable to us. If we cannot raise additional capital when needed, it may have a material adverse effect on our financial condition, results of operations and prospects.

Our allowance for loan losses may prove to be insufficient to absorb potential losses in our loan portfolio.

Lending money is a substantial part of our business. However, every loan we make carries a risk of non-payment. This risk is affected by, among other things: cash flow of the borrower and/or the project being financed; in the case of a collateralized loan, the changes and uncertainties as to the future value of the collateral; the credit history of a particular borrower; changes in economic and industry conditions; and the duration of the loan.

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make significant estimates that affect the financial statements. One of our most critical estimates is the level of the allowance for loan losses. Due to the inherent nature of these estimates, we cannot provide absolute assurance that we will not be required to charge earnings for significant unexpected loan losses.

We maintain an allowance for loan losses that we believe is a reasonable estimate of known and inherent losses within the loan portfolio. We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans. Through a periodic review and consideration of the loan portfolio, management determines the amount of the allowance for loan losses by considering general market conditions, the credit quality of the loan portfolio, the collateral supporting the loans and the performance of customers relative to their financial obligations with us. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, which may be beyond our control, and these losses may exceed current estimates. We cannot fully predict the amount or timing of losses or whether the loan loss allowance will be adequate in the future. If our assumptions prove to be incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to the allowance. Excessive loan losses and significant additions to our allowance for loan losses could have a material adverse impact on our financial condition and results of operations.

In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities might have a material adverse effect on our financial condition and results of operations.

If we are unable to redeem the Series A Preferred Shares after five years, the cost of this capital to us will increase substantially.

If we are unable to redeem our Series A Preferred Shares prior to February 15, 2014, the cost of this capital to us will increase substantially on that date, from 5.0% per annum to 9.0% per annum. Depending on our financial condition at the time, this increase in the annual dividend rate on the Series A Preferred Shares could have a material negative effect on our liquidity and cash flows.

We are exposed to operational risk.

Similar to any large organization, we are exposed to many types of operational risk, including reputational risk, legal and compliance risk, the risk of fraud or theft by employees or outsiders, unauthorized transactions by employees or operational errors, including clerical or record-keeping errors or those resulting from faulty or disabled computer or telecommunications systems.

Negative public opinion can result from our actual or alleged conduct in any number of activities, including lending practices, corporate governance and acquisitions, and from actions taken by governmental regulators and community organizations in response to those activities. Negative public opinion can adversely affect our ability to attract and keep customers and can expose us to potential litigation and regulatory action.

Given the volume of transactions we process, certain errors may be repeated or compounded before they are discovered and successfully rectified. Our necessary dependence upon automated systems to record and process our transaction volume may further increase the risk that technical system flaws or employee tampering or manipulation of those systems will result in losses that are difficult to detect. We may also be subject to disruptions of our operating systems arising from events that are wholly or partially beyond our control (for example, computer viruses or electrical or telecommunications outages), which may give rise to disruption of service to customers and to financial loss or liability. We are further exposed to the risk that our external vendors may be unable to fulfill their contractual obligations (or will be subject to the same risk of fraud or operational errors by their respective employees as we are) and to the risk that our (or our vendors’) business continuity and data security systems prove to be inadequate.

We depend upon the accuracy and completeness of information about customers and counterparties.

In deciding whether to extend credit or enter into other transactions with customers and counterparties, we may rely on information provided to us by customers and counterparties, including financial statements and other financial information. We may also rely on representations of customers and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. For example, in deciding whether to extend credit to a business, we may assume that the customer’s audited financial statements conform with GAAP and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer. We may also rely on the audit report covering those financial statements. Our financial condition, results of operations and cash flows could be negatively impacted to the extent that we rely on financial statements that do not comply with GAAP or on financial statements and other financial information that are materially misleading.

Changes in accounting standards could impact reported earnings.

The accounting standard setters, including the Financial Accounting Standards Board, the SEC and other regulatory bodies, periodically change the financial accounting and reporting guidance that governs the preparation of our consolidated financial statements. The pace of change continues to accelerate and changes in accounting standards can be hard to predict and could materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply new or revised guidance retroactively, resulting in the restatement of prior period financial statements.

We may be a defendant from time to time in the future in a variety of litigation and other actions, which could have a material adverse effect on our financial condition, results of operations and cash flows.

We and our subsidiaries may be involved from time to time in the future in a variety of litigation arising out of our business. The risk of litigation increases in times of increased troubled loan collection activity. Our insurance may not cover all claims that may be asserted against us, and any claims asserted against us, regardless of merit or eventual outcome, may harm our reputation. Should the ultimate judgments or settlements in any litigation exceed our insurance coverage, they could have a material adverse effect on our financial condition, results of operations and cash flows. In addition, we may not be able to obtain appropriate types or levels of insurance in the future, nor may we be able to obtain adequate replacement policies with acceptable terms, if at all.

We are a holding company and depend on our subsidiaries for dividends, distributions and other payments.

As a bank holding company, we are a legal entity separate and distinct from our subsidiaries and affiliates. Our principal source of funds to pay dividends on our Common Shares and service our debt is dividends from these subsidiaries. In the event our subsidiaries become unable to pay dividends to us, we may not be able to service our debt, pay our other obligations or pay dividends on the Series A Preferred Shares or our Common Shares. Accordingly, our inability to receive dividends from our subsidiaries could also have a material adverse effect on our business, financial condition and results of operations. Vision Bank is not currently permitted to pay dividends to us and we can provide no assurances regarding if or when Vision Bank will be permitted to begin paying dividends to us again.

Various federal and state statutory provisions and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval. Our banking subsidiaries generally may not, without prior regulatory approval, pay a dividend in an amount greater than their undivided profits. In addition, the prior approval of the Office of the Comptroller of Currency (the “OCC”) is required for the payment of a dividend by Park National Bank if the total of all dividends declared in a calendar year would exceed the total of its net income for the year combined with its retained net income for the two preceding years. The Federal Reserve Board and the OCC have issued policy statements that provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings. Thus, the ability of Park National Bank to pay dividends in the future is currently influenced, and could be further influenced, by bank regulatory policies and capital guidelines and may restrict our ability to declare and pay dividends.

Payment of dividends could also be subject to regulatory limitations if Park’s banking subsidiaries became “under-capitalized” for purposes of the applicable “prompt corrective action” regulations. “Under-capitalized” is currently defined as having a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 4.0%, or a core capital, or leverage, ratio of less than 4.0%. Throughout 2009 and the first three quarters of 2010, Park’s banking subsidiaries were in compliance with all regulatory capital requirements and considered to be “well-capitalized.”

If any of our subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on that subsidiary’s assets. Our rights and the rights of our creditors will be subject to that prior claim, unless we are also a direct creditor of that subsidiary.

Unauthorized disclosure of sensitive or confidential client or customer information, whether through a breach of our computer systems or otherwise, could severely harm our business.

As part of our financial institution business, we collect, process and retain sensitive and confidential client and customer information on behalf of our subsidiaries and other third parties. Despite the security measures we have in place, our facilities and systems, and those of our third-party service providers, may be vulnerable to security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming and/or human errors or other similar events. If information security is breached, information can be lost or misappropriated, resulting in financial loss or costs to us. Any security breach involving confidential customer information, whether by us or by our vendors, could severely damage our reputation, expose us to the risks of litigation and liability or disrupt our operations and have a material adverse effect on our business.

Derivative transactions may expose us to unexpected risk and potential losses.

We are party to a number of derivative transactions. Many of these derivative instruments are individually negotiated and non-standardized, which can make exiting, transferring or settling the position difficult. We carry borrowings which contain embedded derivatives. These borrowing arrangements require that we deliver underlying securities to the counterparty as collateral. If market interest rates were to decline, we may be required to deliver more securities to the counterparty. We are dependent on the creditworthiness of the counterparties and are therefore susceptible to credit and operational risk in these situations.

Derivative contracts and other transactions entered into with third parties are not always confirmed by the counterparties on a timely basis. While the transaction remains unconfirmed, we are subject to heightened credit and operational risk and, in the event of a default, may find it more difficult to enforce the contract. In addition, as new and more complex derivative products are created, covering a wider array of underlying credit and other instruments, disputes about the terms of the underlying contracts could arise, which could impair our ability to effectively manage our risk exposures from these products and subject us to increased costs. Any regulatory effort to create an exchange or trading platform for credit derivatives and other over-the-counter derivative contracts, or a market shift toward standardized derivatives, could reduce the risk associated with such transactions, but under certain circumstances could also limit our ability to develop derivatives that best suit the needs of our clients and ourselves and adversely affect our profitability.

Risks Relating to This Offering

We have broad discretion in how we use the proceeds of this offering, and we may use the proceeds in ways that do not enhance the value of our Common Shares.

Although we describe under the caption “USE OF PROCEEDS” our currently intended use of the net proceeds from this offering, we will have significant flexibility in using the net proceeds. We have not allocated specific amounts of the net proceeds from this offering for any specific purpose. You will be relying on the judgment of our management and our Board of Directors with regard to the use of the net proceeds, and you will not have the opportunity, before making your investment decision, to assess whether the proceeds will be used appropriately. It is possible that our use of the net proceeds will not benefit our business or enhance the value of our Common Shares.

The exercise price of the Warrants exceeds the market price of our Common Shares.

The Warrants will have an exercise price of $76.41 per Common Share, which exceeds the current market price of our Common Shares. If the market price of our Common Shares does not exceed the exercise price of the Warrants during the period in which the Warrants are exercisable, the Warrants may not have any value.

There is no public market for the Warrants.

There is no established public trading market for the Warrants being offered in this offering and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Warrants on any securities exchange or automated quotation system. Without an active market, investors in this offering may be unable to readily sell the Warrants.  Furthermore, each of the Series A Warrants and the Series B Warrants is transferable only in whole and not in part, which may limit the range of potential purchasers of the Series A Warrants or the Series B Warrants, respectively.

Risks Relating to Our Common Shares

Our Common Shares represent equity interests in Park and are subordinate to all of our existing and future indebtedness.  Regulatory, statutory and contractual restrictions may limit or prevent us from paying dividends on our Common Shares and there is no limitation on the amount of indebtedness we and our subsidiaries may incur in the future.

Our Common Shares are equity interests in Park and do not constitute indebtedness.  As such, our Common Shares rank junior to all of our indebtedness and preferred shares and to other non-equity claims with respect to assets available to satisfy claims on Park, including in a liquidation of Park.  Additionally, unlike indebtedness, for which principal and interest are customarily payable on specified due dates, in the case of our Common Shares: (1) dividends are payable only when, as and if authorized and declared by our Board of Directors and depend on, among other things, our results of operations, financial condition, debt service requirements, other cash needs and any other factors our Board of Directors deems relevant; and (2) as an Ohio corporation, under Ohio law, we are subject to restrictions on payments of dividends out of lawfully available funds. Accordingly, if the economic downturn continues and adversely effects our results of operations or financial condition, our ability to declare and pay dividends on our Common Shares may be restricted. See the discussion under the caption “Description of Common Shares — Dividends.”

Our Common Shares do not limit the amount of debt or other obligations we or our subsidiaries may incur in the future. Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to our Common Shares or to which the Common Shares will be structurally subordinated.

We are also subject to certain contractual restrictions that could prohibit us from declaring or paying dividends or making liquidation payments on our Common Shares. See the immediately following risk factor.

If we defer payments of interest on our outstanding floating rate junior subordinated notes or if certain defaults relating to those floating rate junior subordinated notes occur, we will be prohibited from declaring or paying dividends or distributions on, from redeeming or repurchasing, and from making liquidation payments with respect to, our Common Shares.

As of September 30, 2010, the aggregate outstanding principal amount of the floating rate junior subordinated notes we assumed in connection with the March 9, 2007 merger with Vision Bancshares, Inc. (the “Vision Merger”) was $15,464,000.  These floating rate junior subordinated notes were issued in connection with the sale by Vision Bancshares Trust I of floating rate preferred securities.  In connection with the Vision Merger, we also assumed the guarantee of those floating rate preferred securities.  The indenture under which the floating rate junior subordinated notes were issued, together with the related guarantee, prohibit us, subject to limited exceptions, from declaring or paying any dividends or distributions on, or redeeming, repurchasing, acquiring or making any liquidation payments with respect to, any of our capital stock (including the Series A Preferred Shares and our Common Shares) at any time when (1) there shall have occurred and be continuing an event of default under the indenture; (2) we are in default with respect to any payment or other obligations under the related guarantee; or (3) we have deferred payment of interest on the floating rate junior subordinated notes outstanding under the indenture.  In that regard, we are entitled, at our option but subject to certain conditions, to defer payments of interest on the floating rate junior subordinated notes from time to time for up to 20 consecutive quarterly periods.

Events of default under the indenture generally consist of our failure to pay interest on the floating rate junior subordinated notes outstanding under certain circumstances, our failure to pay any principal of or premium on such floating rate junior subordinated notes when due, our failure to comply with certain covenants under the indenture, and certain events of bankruptcy, insolvency or liquidation relating to us or one of our banking subsidiaries.

As a result of these provisions, if we were to elect to defer payments of interest on the floating rate junior subordinated notes, or if any of the other events described in clause (1), (2) or (3) of the first paragraph of this risk factor were to occur, we would be prohibited from declaring or paying any dividends on our Common Shares, from redeeming, repurchasing or otherwise acquiring any of our Common Shares, and from making any payments to holders of our Common Shares in the event of our liquidation, which would likely have a material adverse effect on the trading price of our Common Shares.  Moreover, without notice to or consent from the holders of our Common Shares, we may issue additional series of junior subordinated debt securities in the future with terms similar to those of our existing floating rate junior subordinated notes or enter into other financing agreements that limit our ability to purchase or to pay dividends or distributions on our capital stock, including our Common Shares.

The trading price of our Common Shares may fluctuate significantly and this may make it difficult for you to resell the Common Shares when you want or at prices you find attractive.

The trading price of our Common Shares will likely continue to fluctuate in response to a number of factors, most of which are beyond our control. The trading price of our Common Shares may also be affected by conditions that generally affect the financial markets.  These conditions may result in: (1) fluctuations in the trading prices of shares generally and, in turn, our Common Shares; and (2) sales of substantial amounts of our Common Shares in the market, in each case that could be unrelated or disproportionate to changes in our operating performance.  These broad market fluctuations may adversely affect the trading price of our Common Shares.  A significant decline in our share price could result in substantial losses for shareholders and could lead to costly and disruptive securities litigation.

There may be future sales of additional Common Shares or preferred shares or other dilution of our equity, which may adversely affect the trading price of our Common Shares.

After the expiration of the 30-day period after the date of the securities purchase agreement(s) that we will enter into with the investor(s) in this offering, which period does not apply to certain exempt issuances described in the securities purchase agreement(s), we will not be restricted from issuing additional Common Shares or preferred shares, including any securities that are convertible into or exchangeable for, or that represent the right to receive, Common Shares or preferred shares or any substantially similar securities.  The per share trading price of our Common Shares could decline as a result of sales by us of a large number of Common Shares or preferred shares or similar securities in the market or the perception that such sales could occur.  Our Articles of Incorporation provide preemptive rights to holders of our Common Shares.  See the discussion under the caption “Description of Common Shares - Preemptive Rights.”

The Warrants may be dilutive to holders of our Common Shares.

The ownership interest of the existing holders of our Common Shares will be diluted to the extent the Warrants are exercised. The Common Shares underlying the Warrants represented approximately 0.47% of our Common Shares outstanding as of December 7, 2010 (including in the total Common Shares outstanding, the 71,984 Common Shares offered pursuant to this prospectus supplement and the 71,984 Common Shares issuable upon exercise of the Warrants).

The Series A Preferred Shares impact net income available to the holders of our Common Shares and earnings per Common Share, and the Treasury Warrant may be dilutive to holders of our Common Shares.

The dividends declared and the accretion of discount on the Series A Preferred Shares will reduce the net income available to holders of our Common Shares and our earnings per Common Share. The Series A Preferred Shares will also receive preferential treatment in the event of liquidation, dissolution or winding up of Park. Additionally, the ownership interest of the existing holders of our Common Shares will be diluted to the extent the Treasury Warrant is exercised. The Common Shares underlying the Treasury Warrant represented approximately 1.46% of our Common Shares outstanding as of December 7, 2010 (including in the total of the Common Shares outstanding and the Common Shares issuable upon exercise of the Treasury Warrant). Although the U.S. Treasury has agreed not to vote any of the Common Shares it receives upon exercise of the Treasury Warrant, a transferee of any portion of the Treasury Warrant or of any Common Shares acquired upon exercise of the Treasury Warrant is not bound by this restriction.

In addition, if any of our subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets. Our rights and the rights of our creditors will be subject to that prior claim, unless we are also a direct creditor of that subsidiary.

Anti-takeover provisions could negatively impact our shareholders.

Provisions of Ohio law and our Articles of Incorporation could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us.

USE OF PROCEEDS

We intend to use the net proceeds from the offering pursuant to this prospectus supplement for general corporate purposes, which may include but are not limited to working capital, acquisition opportunities, capital expenditures, investments in or loans to our subsidiaries, payment and refinancing of debt, including outstanding short-term indebtedness, if any, and satisfaction of other obligations.  We believe that the additional tangible common equity capital that would be represented by the net proceeds will provide us with greater flexibility to utilize and deploy our capital resources.  The precise amounts and timing of the application of proceeds will depend on the funding requirements of Park and our subsidiaries.  We are also considering the possibility at some future date of seeking permission to use a portion of the net proceeds from the offering conducted pursuant to this prospectus supplement to (1) repay a portion of the funding received in connection with the Series A Preferred Shares and (2) repurchase the Treasury Warrant, if and when applicable circumstances indicate that such repayment and repurchase are permitted and appropriate.

PRICE RANGE OF COMMON SHARES AND DIVIDENDS

Our Common Shares are traded on NYSE Amex under the symbol “PRK”.  The following table sets forth the high and low sales prices per share of our Common Shares as reported on NYSE Amex for the periods presented, and the dividends declared by us with respect to each such period.  The share price information is based on data provided by NYSE Amex.

	Sales Price		Dividend
	High	Low
Fiscal Year 2010
First Quarter	$64.70	$52.58	$0.94
Second Quarter	$70.25	$61.50	$0.94
Third Quarter	$67.54	$59.35	$0.94
Fourth Quarter (through December 7, 2010)	$70.00	$62.66	(1)

Fiscal Year 2009
First Quarter	$70.10	$39.90	$0.94
Second Quarter	$70.00	$53.88	$0.94
Third Quarter	$66.59	$54.01	$0.94
Fourth Quarter	$62.55	$56.35	$0.94

Fiscal Year 2008
First Quarter	$74.87	$56.80	$0.94
Second Quarter	$78.65	$53.90	$0.94
Third Quarter	$82.50	$44.87	$0.94
Fourth Quarter	$80.00	$53.55	$0.95

(1)	On October 18, 2010, our Board of Directors declared a cash dividend of $0.94 per Common Share, payable on December 10, 2009 to holders of Common Shares of record on November 24, 2010.

The foregoing table shows only historical comparisons.  These comparisons may not provide meaningful information to you in determining whether to purchase our Common Shares.  You are urged to obtain current market quotations for our Common Shares and to review carefully the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

On December 7, 2010, the closing price of our Common Shares was $69.91 per share.  There were 15,326,955 Common Shares outstanding and 4,479 holders of our Common Shares as of December 7, 2010.

Any future determination to pay dividends will be at the discretion of our Board of Directors, subject to applicable limitations under Ohio law and restrictions imposed by our regulators, and will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our Board of Directors. See the discussion under the caption “Description of Common Shares — Dividends.”

CAPITAL STOCK OF PARK

Under our Articles of Incorporation, as amended (the “Articles”), we are authorized to issue up to 20,000,000 Common Shares and up to 200,000 preferred shares, no par value per share.  As of December 7, 2010, we had 15,326,955 Common Shares outstanding and 100,000 Series A Preferred Shares outstanding.  Our Board of Directors has the authority, without any further shareholder vote or action, to issue the remaining preferred shares, provided that the issuance and sale is made in compliance with our Articles.

Description of Common Shares

The following is a brief description of the terms of our Common Shares.  This summary does not purport to be complete in all respects.  This description is subject to and qualified in its entirety by reference to the relevant provisions of Ohio law, our Articles and our Regulations, as amended (the “Regulations”), copies of which have been filed with the SEC and are also available upon request from us.

Dividends

As an Ohio corporation, Park may, in the discretion of the Park Board of Directors, generally pay dividends to its shareholders out of surplus, however created, but must notify the shareholders if a dividend is paid out of capital surplus.  The ability of Park to obtain funds for the payment of dividends and for other cash requirements largely depends on the amount of dividends which may be declared and paid by its subsidiaries.  There are a number of statutory and regulatory requirements applicable to the payment of dividends by banks and bank holding companies, which are applicable to Park.

Dividend payments from our banking subsidiaries are subject to statutory and regulatory limitations, generally based on net income and retained earnings.  The ability of our banking subsidiaries to pay dividends to us is also subject to their profitability, financial condition, capital expenditures and other cash flow requirements and contractual obligations.  Payments of dividends by one of our banking subsidiaries may be restricted at any time at the discretion of the applicable regulatory authorities, if they deem such dividends to constitute an unsafe and/or an unsound banking practice.  Vision Bank is not currently permitted to pay dividends to us and we can provide no assurances regarding if or when Vision Bank will be permitted to begin paying dividends to us again.

Park is also subject to Federal Reserve Board policies that may, in certain circumstances, limit our ability to pay dividends.  These policies require, among other things, that we maintain adequate capital above regulatory minimums.  The Federal Reserve Board may also determine, under certain circumstances relating to our financial condition, that the payment of dividends would be an unsafe or unsound practice and prohibit the payment thereof.  In addition, the Federal Reserve Board expects us to serve as a source of strength to our banking subsidiaries, which may require us to retain capital for further investments in our banking subsidiaries, rather than use those funds for dividends for our shareholders.

The dividend rights of holders of our Common Shares are also qualified and subject to the dividend rights of holders of Series A Preferred Shares.  Holders of the Series A Preferred Shares are entitled to receive if, as and when declared by the Board of Directors of Park, cumulative cash dividends at a rate per annum of 5.0% per share on the liquidation preference for each dividend period from December 23, 2008 to, but excluding, February 15, 2014.  From and after February 15, 2014, holders of the Series A Preferred Shares are entitled to receive cumulative cash dividends at a rate per annum of 9.0% per share on the liquidation preference with respect to each dividend period.  Park may pay dividends, other than a dividend payable solely in Common Shares, on the Common Shares only if it has paid or provided for all dividends on its outstanding Series A Preferred Shares for the then-current period and all prior periods.

In addition, the Securities Purchase Agreement with the U.S. Treasury contains limitations on the payment of dividends on the Common Shares from and after December 23, 2008 (including with respect to the payment of cash dividends in excess of $0.94 per share, which is the amount of the last quarterly cash dividend declared by Park prior to October 14, 2008).  Prior to the earlier of (1) December 23, 2011 and (2) the date on which the Series A Preferred Shares have been redeemed in whole or the U.S. Treasury has transferred the Series A Preferred Shares to unaffiliated third parties, we may not, without the consent of the U.S. Treasury, declare or pay any dividend or make any distribution on our Common Shares other than:

•	regular quarterly cash dividends not exceeding $0.94 per share; and

•	dividends payable solely in our Common Shares.

In connection with the Vision Merger, Park entered into a First Supplemental Indenture, dated to be effective as of 6:00 p.m., Eastern Standard Time, on March 9, 2007 (the “First Supplemental Indenture”) with Vision Bancshares, Inc. (“Vision”) and Wilmington Trust Company, a Delaware banking corporation, as Trustee. Under the terms of the First Supplemental Indenture, Park assumed all of the payment and performance obligations of Vision under the Junior Subordinated Indenture, dated as of December 5, 2005 (the “Indenture”), pursuant to which Vision issued $15,464,000 aggregate principal amount of floating rate junior subordinated notes to Vision Bancshares Trust I, a Delaware statutory trust (the “Vision Trust”), the entire amount of which remained outstanding as of September 30, 2009.  The floating rate junior subordinated notes were issued by Vision in connection with the sale by the Vision Trust of $15.0 million of floating rate preferred securities to institutional investors on December 5, 2005.  In connection with the Vision Merger, we also assumed the guarantee of the floating rate preferred securities.

Both the floating rate junior subordinated notes and the floating rate preferred securities mature on December 30, 2035 (which maturity may be shortened to a date not earlier than December 30, 2010), and carry a floating interest rate per annum, reset quarterly, equal to the sum of three-month LIBOR plus 1.48 percent.  Payment of interest on the floating rate junior subordinated notes, and payment of cash distributions on the floating rate preferred securities, may be deferred at any time or from time to time for a period not to exceed 20 consecutive quarters.

Under the terms of the Indenture and the related guarantee, Park, as successor to Vision in accordance with the First Supplemental Indenture, is prohibited, subject to limited exceptions, from declaring or paying dividends to the holders of Common Shares: (1) if an event of default under the Indenture has occurred and continues; (2) Park is in default with respect to any payment or other obligations under the related guarantee; or (3) during any period in which the payment of interest on the floating rate junior subordinated notes by Park (and the payment of cash distributions on the floating rate preferred securities by the Vision Trust) is being deferred.

Preemptive Rights

Under current Ohio law, shareholders of Ohio corporations do not have preemptive rights unless a corporation’s articles of incorporation specifically provide otherwise.  However, at the time of the adoption of the Articles, Ohio law stated that shareholders of Ohio corporations had preemptive rights unless a corporation’s articles of incorporation provided otherwise.

The Articles provide that the holders of Common Shares have preemptive rights unless the Common Shares that are offered or sold are: (1) treasury shares; (2) issued as a share dividend or distribution; (3) offered or sold in connection with any merger or consolidation to which Park is a party or any acquisition of, or investment in, another corporation, partnership, proprietorship or other business entity or its assets by Park, whether directly or indirectly, by any means; (4) offered or sold pursuant to the terms of a stock option plan or employee benefit, compensation or incentive plan that has been approved by the holders of three-fourths of the issued and outstanding shares of Park having the authority to vote thereon; or (5) released from preemptive rights by the affirmative vote or written consent of holders of two-thirds of the shares entitled to preemptive rights. Because all of the Common Shares that are the subject of the offerings to be conducted pursuant to this prospectus supplement will be issued from Common Shares that we hold as treasury shares, the preemptive rights provided by our Articles will not apply to such Common Shares.

Liquidation Rights

In the event of liquidation, holders of Common Shares are entitled to share ratably in Park’s net assets, if any, after satisfaction of the claims of creditors and the preferences of holders of the Series A Preferred Shares, and any other class or series of preferred shares outstanding at the time of liquidation.  Upon liquidation, holders of Series A Preferred Shares would be entitled to receive an amount per share equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment.  Holders of the Series A Preferred Shares would be entitled to receive the total liquidation amount out of Park’s assets that is available for distribution to shareholders, after payment or provision for payment of Park’s debts and other liabilities to creditors, but before any distribution of assets is made to holders of Common Shares.

Under the terms of the Indenture and the related guarantee, Park, as successor to Vision in accordance with the First Supplemental Indenture, is prohibited, subject to limited exceptions, from making any liquidation payments with respect to any of Park’s capital stock (including the Common Shares and the Series A Preferred Shares): (1) if an event of default under the Indenture has occurred and continues; (2) Park is in default with respect to any payment or other obligations under the related guarantee; or (3) during any period in which the payment of interest on the floating rate junior subordinated notes by Park (and the payment of cash distributions on the floating rate preferred securities by the Vision Trust) is being deferred.

Subscription, Conversion and Redemption Rights

The holders of Common Shares do not have subscription or conversion rights, and there are no mandatory redemption provisions applicable to the Common Shares.  Pursuant to the Articles, unless the Series A Preferred Shares have been transferred by the U.S. Treasury to unaffiliated third parties or have been redeemed in whole, until December 23, 2011, the U.S. Treasury’s consent will be required for Park to redeem or repurchase: (1) Common Shares; (2) other capital stock or equity securities of Park; or (3) any trust preferred securities issued by Park or its affiliates, other than repurchases of Common Shares in connection with benefit plans consistent with past practice and certain other circumstances specified in Article Fourth of the Articles.  Further, Park may not repurchase Common Shares if Park is in arrears on the payment of Series A Preferred Share dividends.

Under the terms of the Indenture and the related guarantee, Park, as successor to Vision in accordance with the First Supplemental Indenture, is prohibited, subject to limited exceptions, from redeeming, repurchasing or otherwise acquiring any of Park’s capital stock (including the Common Shares and the Series A Preferred Shares): (1) if an event of default under the Indenture has occurred and continues; (2) Park is in default with respect to any payment or other obligations under the related guarantee; or (3) during any period in which the payment of interest on the floating rate junior subordinated notes by Park (and the payment of cash distributions on the floating rate preferred securities by the Vision Trust) is being deferred.

Number of Directors

Under Ohio law, a corporation’s articles of incorporation or regulations determine the number of directors, but, in most circumstances, the number may not be less than three unless the corporation has less than three shareholders.  Unless the articles of incorporation or regulations provide otherwise, the shareholders may fix or change the number of directors at a shareholder meeting called for the election of directors by the affirmative vote of a majority of the shares represented at the meeting and entitled to vote.

The Regulations provide for the Park Board of Directors to consist of not less than five and not more than 16 directors.  The Park Board of Directors may not increase the number of directors to a number which exceeds by more than two the number of directors last elected by shareholders.  The number of Park directors was last fixed at 14 directors and currently consists of 14 directors.  Notwithstanding the foregoing, in the event that Park fails to pay the requisite cumulative dividends on the Series A Preferred Shares for an aggregate of six dividend periods or more, whether or not consecutive, the authorized number of directors of Park will automatically be increased by two and the holders of the Series A Preferred Shares will have the right to elect two directors (the “Preferred Directors”).  Pursuant to the terms of the Series A Preferred Shares, the right of holders to elect the Preferred Directors ends when all accrued and unpaid dividends have been paid in full.

Classification of the Board of Directors

Under Ohio law, a corporation’s articles of incorporation or regulations may provide for the classification of directors into either two or three classes so long as: (1) each class consists of at least three directors; and (2) no director serves a term of office greater than three years.  The Regulations provide for the Park Board of Directors to be divided into three classes, with staggered three-year terms.

Nomination of Directors

Under the Regulations, either the Park Board of Directors or any shareholder entitled to vote in the election of directors may nominate a candidate for election to the Park Board of Directors.  Shareholder nominations must be made in writing and must be received by the President of Park not less than 14 days and not more than 50 days prior to the meeting of shareholders at which directors are to be elected.  If, however, notice of the meeting is mailed or disclosed to shareholders less than 21 days before the meeting date, shareholder nominations must be received by the close of business on the 7th day after notice is mailed.  A shareholder’s notice to Park nominating a director must set forth:

•      the name and address of each proposed nominee;

•      the principal occupation of each proposed nominee;

•      the total number of shares of capital stock of Park that will be voted for each proposed nominee;

•      the name and residence address of the notifying shareholder; and

•      the number of shares of capital stock of Park beneficially owned by the notifying shareholder.

Vacancies on the Board

Under Ohio law, unless a corporation’s articles of incorporation or regulations provide otherwise, the remaining directors of a corporation may fill any vacancy in the board by the affirmative vote of a majority of the remaining directors.  Directors elected to fill a vacancy serve the balance of the unexpired term.  The Regulations provide that the remaining directors, though less than a majority of the whole authorized number of directors, may, by the vote of a majority of their number, fill any vacancy in the Park Board of Directors for the unexpired term.

Notwithstanding the foregoing, in the event that holders of the Series A Preferred Shares have elected Preferred Directors and the office of any Preferred Director becomes vacant for any reason other than removal from office, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

Removal of Directors

The Regulations provide that a director or directors may be removed from office, with or without assigning cause, only by the vote of the holders of shares entitling them to exercise not less than a majority of the voting power of Park to elect directors in place of those to be removed, provided that unless all of the directors (or all of the directors of a particular class) are removed, no individual director may be removed if the votes of a sufficient number of shares are cast against his removal that, if cumulatively voted at an election of all directors (or all of the directors of a particular class) would be sufficient to elect at least one director. However, under current Ohio law, the directors of an issuing public corporation with a classified board of directors may only be removed for cause.  Because Park is an issuing public corporation and has a classified board of directors, the directors of Park may only be removed for cause.

Notwithstanding the foregoing, any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders of a majority of the Series A Preferred Shares.

Special Meetings of Shareholders

Pursuant to Ohio law and the Regulations, any of the following persons may call a special meeting of shareholders: (1) the chairman of the Park Board of Directors; (2) Park’s president, or, in case of the president’s absence, death or disability, the vice president authorized to exercise the authority of the president; (3) Park’s secretary; (4) the directors by action at a meeting or a majority of the directors acting without a meeting; or (5) the holders of at least 25% of the outstanding shares entitled to vote at the meeting.

Voting Rights

Under Ohio law, shareholders have the right to make a request, in accordance with applicable procedures, to cumulate their votes in the election of directors unless a corporation’s articles of incorporation are amended, in accordance with applicable procedures, to eliminate that right.  The Articles have not been amended to eliminate cumulative voting in the election of directors.  Accordingly, if, in accordance with Ohio law, any Park shareholder makes a proper request and announcement of such request is made at a meeting to elect directors, each shareholder will have votes equal to the number of directors to be elected, multiplied by the number of Common Shares owned by such shareholder, and will be entitled to distribute such votes among the candidates in any manner the shareholder wishes.  Except with respect to an election of directors for which cumulative voting has been properly requested, each Common Share entitles the holder thereof to one vote on each matter submitted to the shareholders of Park for consideration.

Special Voting Requirements

The Articles contain special voting requirements that may be deemed to have anti-takeover effects.  These special voting requirements are described in Article Fourth and Article Eighth.

Pursuant to Article Fourth, any consummation of a binding share exchange or reclassification involving the Series A Preferred Shares, or of a merger or consolidation of Park with another corporation or other entity, must be approved by the affirmative vote of at least 66 2/3% of the Series A Preferred Shares outstanding, voting as a separate class, unless in each case: (1) the Series A Preferred Shares remain outstanding or, in the case of any such merger or consolidation with respect to which Park is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent; and (2) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series A Preferred Shares immediately prior to such consummation.

In accordance with the provisions of Article Eighth, an enlarged majority vote is required to approve Park’s consummation of any of the following actions:

•	any merger or consolidation of Park with a beneficial owner of 20% or more of the voting power of Park or an affiliate or associate of that 20% beneficial owner;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of at least 10% of the total assets of Park to or with a 20% beneficial owner or its affiliates or associates;

•	any merger of Park or one of its subsidiaries with a 20% beneficial owner or its affiliates or associates;

•
any sale, lease, exchange, mortgage, pledge, transfer or other disposition to Park or one of its subsidiaries of all or any part of the assets of a 20% beneficial owner (or its affiliates or associates), excluding any disposition which, if included with all other dispositions consummated during the fiscal year by the 20% beneficial owner or its affiliates or associates, would not result in dispositions having an aggregate fair value in excess of 1% of the total consolidated assets of Park, unless all such dispositions by the 20% beneficial owner or its affiliates or associates during the same and four preceding fiscal years would result in disposition of assets having an aggregate fair value in excess of 2% of the total consolidated assets of Park;

•	any reclassification of our Common Shares or any recapitalization involving our Common Shares consummated within five years after a 20% beneficial owner becomes such;

•	any agreement providing for any of the previously described business combinations; and

•	any amendment to Article Eighth of the Articles.

The enlarged majority vote required when Article Eighth applies is the greater of:

•	four-fifths of the outstanding Common Shares entitled to vote on the proposed business combination, or

•	that fraction of the outstanding Common Shares having:

o	as the numerator, a number equal to the sum of:

▪	the number of Common Shares beneficially owned by the 20% beneficial owner plus

▪	two-thirds of the remaining number of Common Shares outstanding,

o	and as the denominator, a number equal to the total number of outstanding Common Shares entitled to vote.

Article Eighth does not apply where: (1) the shareholders who do not vote in favor of a transaction and whose proprietary interest will be terminated in connection with the transaction are paid a “minimum price per share;” and (2) a proxy statement satisfying the requirements of the Exchange Act is mailed to the Park shareholders for the purpose of soliciting shareholder approval of the transaction.  If the price criteria and procedural requirements are satisfied, the approval of a business combination would require only that affirmative vote (if any) required by law or by the Articles or the Regulations.

Amendments to Articles

Under Ohio law, shareholders may adopt amendments to the articles of incorporation by the affirmative vote of two-thirds of the shares entitled to vote on the proposal unless a corporation’s articles of incorporation provide for a different vote requirement, which cannot be less than a majority of the shares entitled to vote.

In accordance with the provisions of Article Fourth, so long as the Series A Preferred Shares are outstanding, the affirmative vote of at least 66 2/3% of the Series A Preferred Shares outstanding, voting as a separate class, is required to amend the Articles in order to: (1) authorize, create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of Park capital stock ranking senior to the Series A Preferred Shares with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation or winding up of Park; or (2) amend, alter or repeal any provision of the Articles so as to adversely affect the rights, preferences, privileges or voting powers of the holders of the Series A Preferred Shares.

As discussed above under the caption “Special Voting Requirements,” the Articles provide that, when there is one or more controlling persons of Park (i.e., persons who beneficially own shares of Park entitling them to exercise at least 20% of the voting power in the election of directors), Article Eighth cannot be altered, changed or repealed unless the amendment is adopted by a specified proportion of Park’s shareholders.

Amendments to Regulations

Under Ohio law, shareholders of an Ohio corporation may amend the corporation’s regulations or adopt revised regulations consistent with Ohio law and the corporation’s articles of incorporation, by the affirmative vote of a majority of shares entitled to vote if done at a shareholder meeting.  Shareholders may amend the regulations without a meeting by the affirmative vote of the holders of two-thirds of the shares entitled to vote on the proposal.  Ohio law provides that a corporation’s articles of incorporation or regulations may increase or decrease the required shareholder vote, but may not allow approval by less than a majority of the voting power.

The Regulations provide that they may be amended by the shareholders at a meeting by the affirmative vote of the holders of not less than two-thirds of the voting power of Park entitled to vote on such proposal, or without a meeting by the written consent of the holders of not less than two-thirds of the voting power of Park entitled to vote on such proposal.

Description of Warrants

The material terms and provisions of the Warrants being offered pursuant to this prospectus supplement and the accompanying prospectus are summarized below. This summary is subject to, and qualified in its entirety by, the form of Warrant, which will be provided to the investors in this offering and will be filed as an exhibit to a Current Report on Form 8-K.

Series A Warrants

The Series A Warrants to be issued in this offering represent the right to purchase up to an aggregate of 35,992 Common Shares. Each Series A Warrant entitles the investor to purchase one Common Share. The Series A Warrants are exercisable at the option of the holder at any time for a period of six months after the closing date of the offering of our Common Shares and the Warrants. Each Series A Warrant has an exercise price of $76.41.

Series B Warrants

The Series B Warrants to be issued in this offering represent the right to purchase up to an aggregate of 35,992 Common Shares. Each Series B Warrant entitles the investor to purchase one Common Share. The Series B Warrants are exercisable at the option of the holder at any time for a period of 12 months after the closing date of the offering of our Common Shares and the Warrants. Each Series B Warrant has an exercise price of $76.41.

Exercise of Warrants

The Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us, on or before the termination date applicable to the Warrants, a duly executed exercise notice and payment in full for the number of Common Shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder of Warrants will not have the right to exercise any Warrants to the extent the holder would beneficially own in excess of 4.99% of the number of our Common Shares outstanding immediately after the exercise. The holder may increase or decrease the applicable beneficial ownership limitation by delivering to us at least 61 days prior written notice of the increase or reduction, provided, that the holder may not increase the limitation above 4.99%.

Cashless Exercise of Warrants

The Warrants will be exercisable on a cashless basis, at the option of each holder, in whole or in part, if (1) there is no effective registration statement registering, or the prospectus contained therein is not available for, the Common Shares issuable upon the exercise of the Warrant and (2) all of such Common Shares are not then registered for resale by the holder into the market at market prices from time to time on an effective registration statement for use on a continuous basis (or the prospectus contained therein is not available for use).

Adjustment of Exercise Price

The exercise price applicable to the Warrants is subject to adjustment in the event:

•	of share splits, certain share dividends and distributions, and combinations relating to or affecting our Common Shares;

•	we distribute to all holders of our Common Shares (but not to the holders of the Warrants) certain evidences of our indebtedness or assets; or

•
we pay a dividend or otherwise make a distribution, in each case consisting exclusively of cash, other than dividends or distributions in connection with fundamental transactions or regular cash dividends that do not exceed $0.94 per Common Shares in any fiscal quarter.

The adjustment to the exercise price will become effective on the effective date of the share split or combination or, with respect to any dividend, distribution or issuance, on the first date on which the Common Shares trade on NYSE Amex, regular way, without the right to receive the relevant dividend, distribution or issuance.

Fundamental Transactions

In the event that certain fundamental transactions (e.g., transactions involving the merger or consolidation of the Company, the sale or other transfer or disposition of all or substantially all of the assets of the Company or the acquisition by any person of more than 50% of our outstanding Common Shares, the consummation of certain purchase offers, tender offers or exchange offers accepted by the holders of more than 50% of our outstanding Common Shares, and certain reclassifications, reorganizations or recapitalizations of the Common Shares) occur while the Warrants are outstanding, then, upon any subsequent exercise of the Warrants, the holder of the Warrants will have the option to receive the number of shares of common stock of the successor or acquiring corporation or our Common Shares, if we are the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction, that a holder of the number of our Common Shares for which the Warrants are exercisable immediately prior to such fundamental transaction would have received in connection with the fundamental transaction. If holders of our Common Shares are given any choice as to the securities, cash or property to be received in a fundamental transaction, then the holders of Warrants will be given the same choice as to the consideration they are to receive upon any exercise of the Warrants following such fundamental transaction.

Rights of Holders of Warrants

Subject to compliance with applicable securities laws. the Warrants do not entitle their holders to any voting rights, dividends or other rights as a shareholder of the Company before the exercise of the Warrants.

Transferability

Each of the Series A Warrants and the Series B Warrants and all rights associated therewith are transferable, in whole but not in part, at the option of the holder, upon surrender to us of the Series A Warrants or Series B Warrants, respectively, together with a written assignment of the Series A Warrants or Series B Warrants, as appropriate, and all funds necessary to pay any transfer taxes applicable to the transfer.

Reservation of Common Shares

We will, at all times during the period the Warrants are outstanding, reserve from our Common Shares held in treasury and keep available, solely for issuance and delivery upon the exercise of the Warrants, such number of our Common Shares as from time to time are issuable upon the exercise of the Warrants.

Amendment and Waiver

The Warrants may be modified or amended and the provisions of the Warrants may be waived with the written consent of the Company and the holders of Warrants entitled to at least 50% of our Common Shares issuable upon the exercise of all then outstanding Warrants.

Anti-Takeover Statutes

Ohio “Anti-Greenmail” Statute

Pursuant to the Ohio “Anti-Greenmail” Statute (“Anti-Greenmail Statute”), a public corporation formed in Ohio may recover profits that a shareholder makes from the sale of the corporation’s securities within 18 months after making a proposal to acquire control or publicly disclosing the possibility of a proposal to acquire control. The corporation may not, however, recover from a person who proves either: (1) that such person’s sole purpose in making the proposal was to succeed in acquiring control of the corporation and there were reasonable grounds to believe that such person would acquire control of the corporation; or (2) that such person’s purpose was not to increase any profit or decrease any loss in the stock. Also, before the corporation may obtain any recovery, the aggregate amount of the profit realized by such person must exceed $250,000. Any shareholder may bring an action on behalf of the corporation if a corporation refuses to bring an action to recover these profits. The party bringing such an action may recover such party’s attorneys’ fees if the court having jurisdiction over such action orders recovery of any profits. An Ohio corporation may elect not to be covered by the Anti-Greenmail Statute with an appropriate amendment to its articles of incorporation or regulations, but we have not taken any such corporate action to opt out of the Anti-Greenmail Statute.

Control Bid Provisions of the Ohio Securities Act

Ohio law further requires that any offeror making a control bid for any securities of a “subject company” pursuant to a tender offer must file information specified in the Ohio Securities Act with the Ohio Division of Securities when the bid commences. The Ohio Division of Securities must then decide whether it will suspend the bid under the statute.  If the Ohio Division of Securities determines that the offeror’s disclosures are inadequate, the Division must act within five calendar days from the date of the offeror’s filing to suspend the continuation of the control bid.  If a bid is suspended, a hearing must be held within ten calendar days from the date the Ohio Division of Securities suspended the bid.  The determination of the Ohio Division of Securities following the hearing must be made within three calendar days after the hearing has been completed and no later than 14 calendar days after the date on which the suspension is imposed. For this purpose, a “control bid” is the purchase of, or an offer to purchase, any equity security of a subject company from a resident of Ohio that would, in general, result in the offeror acquiring 10% or more of the outstanding shares of such company. A “subject company” includes any company with both: (1) its principal place of business or principal executive office in Ohio or assets located in Ohio with a fair market value of at least $1 million; and (2) more than 10% of its record or beneficial equity security holders resident in Ohio, more than 10% of its equity securities owned of record or beneficially by Ohio residents, or more than 1,000 of its record or beneficial equity security holders resident in Ohio.

Bank Holding Company Act

The Bank Holding Company Act requires the prior approval of the Federal Reserve Board in any case where a bank holding company proposes to acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank that is not already majority-owned by it, to acquire all or substantially all of the assets of another bank or bank holding company, or to merge or consolidate with any other bank holding company.

Transfer Agent

Our transfer agent is The Park National Bank, c/o First-Knox National Bank Division, One South Main Street, P.O. Box 1270, Mount Vernon, Ohio 43050; telephone number (800) 837-5266 Ext. 5208.

U.S. FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a general discussion of certain material U.S. federal income and estate tax consequences of the exercise and disposition of the Warrants and the acquisition, ownership and disposition of our Common Shares issued pursuant to this offering.  This discussion is limited to non-U.S. holders (as defined below) who acquire and hold the Warrants and/or our Common Shares as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).

As used in this discussion, the term “non-U.S. holder” means a beneficial owner of the Warrants and/or our Common Shares (other than a partnership or any other entity treated as a partnership for U.S. federal income tax purposes) that, for U.S. federal income tax purposes, is not:

•	an individual who is a citizen of the United States;

•
an individual who is a resident of the United States, which refers generally to a non-U.S. individual who (1) is a lawful permanent resident of the United States, (2) is present in the United States for or in excess of certain periods of time, or (3) makes a valid election to be treated as a U.S. person;

•
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state or political subdivision thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust (1) that is subject to the primary supervision of a court within the United States and whose substantial decisions are subject to the control of one or more U.S. persons or (2) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This discussion is based on provisions of the Code, existing and proposed U.S. Treasury regulations issued under the Code, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect as of the date hereof.  These authorities are subject to change, possibly with retroactive effect, or to different interpretations.  No ruling has been or is expected to be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the exercise or disposition of the Warrants or the acquisition, ownership or disposition of our Common Shares or that any such contrary position would not be sustained by a court.

This discussion does not address all aspects of U.S. federal income and estate taxes (including unearned income Medicare contribution taxation under Section 1411 of the Code).  Among other matters, this discussion does not consider:

•	foreign, state, local or other tax considerations that may be relevant to non-U.S. holders of the Warrants and/or our Common Shares in light of their particular circumstances; or

•
U.S. federal income and estate tax consequences that may be applicable to certain types of holders of the Warrants and/or our Common Shares who are subject to special tax treatment under U.S. federal tax laws, including, without limitation, partnerships or other pass-through entities, banks and insurance companies, dealers in securities, holders of securities held as part of a “straddle,” “hedge,” “conversion transaction” or other risk-reduction transaction, controlled foreign corporations, passive foreign investment companies, foreign personal holding companies, tax-exempt organizations, retirement plans, former U.S. citizens or residents, holders subject to the alternative minimum tax and persons who hold or receive the Warrants and/or our Common Shares as compensation.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds the Warrants and/or our Common Shares, the tax treatment of a partner in such partnership generally will depend upon the tax status of the partner and the activities of the partnership.  A beneficial owner of the Warrants and/or our Common Shares who is a partner in a partnership that holds the Warrants and/or our Common Shares should consult with such beneficial owner’s tax adviser.

Prospective investors should seek advice from their independent tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of an investment in the Warrants and/or our Common Shares based on their particular circumstances.

Exercise of Warrants

A non-U.S. holder will not recognize gain or loss on the exercise of a Warrant and related receipt of our Common Shares (except if cash is received in lieu of a fractional Common Share, in which case, the rules discussed below under “Gain on Disposition of Common Shares” would apply).  A non-U.S. holder’s initial tax basis in our Common Shares received on the exercise of a Warrant generally will be equal to the sum of (a) the non-U.S. holder’s initial tax basis in the Warrant plus (b) the exercise price paid by the non-U.S. holder on the exercise of the Warrant.  A non-U.S. holder’s holding period for our Common Shares received upon the exercise of a Warrant generally will begin on the day after the date that the Warrant is exercised by the non-U.S. holder.

Disposition of Warrants

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax with respect to gain recognized upon a sale or other disposition of a Warrant unless one of the following applies:

•
the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States, in which case the non-U.S. holder will be subject to U.S. federal income tax on such gain on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if such holder were a resident of the United States, unless an applicable income tax treaty provides otherwise, and a non-U.S. holder that is a foreign corporation also may be subject to the branch profits tax referred to below;

•
the non-U.S. holder is an individual and is present in the United States for 183 days or more during the taxable year of the sale or other disposition, and meets certain other conditions, in which case such non-U.S. holder will be subject to U.S. federal income tax on the gain at a flat rate of 30% (unless an applicable income tax treaty provides otherwise), which may be offset by certain U.S.-source capital losses, even though the individual is not considered to be a resident of the United States; or

•
Park is or has been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the sale or other disposition or the period during which the non-U.S. holder held the Warrant and certain other requirements are met. (For more information regarding the USRPHC rules, see “Gain on Disposition of Common Shares” below.)

Dividends

Any distributions on our Common Shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.  To the extent these distributions exceed our current or accumulated earnings and profits, such excess amount first will be treated as a tax-free return of capital to the extent of the non-U.S. holder’s adjusted tax basis in our Common Shares, which will reduce the non-U.S. holder’s adjusted tax basis in our Common Shares (but not below zero), and any remainder will be treated as capital gain from the sale or other disposition of our Common Shares.

Dividends paid to a non-U.S. holder of our Common Shares that are not effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend, or any lower rate specified by an applicable income tax treaty.  To receive the benefit of a reduced treaty withholding rate, a non-U.S. holder must complete IRS Form W-8BEN (or other applicable form), certify under penalties of perjury that such holder is eligible for benefits under the applicable income tax treaty and provide other additional information as required.  The non-U.S. holder must provide this certification prior to the payment of dividends and periodically must update the information on the applicable form.  A non-U.S. holder that does not timely provide the required certification, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amount withheld by timely filing an appropriate claim for refund with the IRS.  Special certification and other requirements apply to some non-U.S. holders that are pass-through entities rather than corporations or individuals.  In addition, U.S. Treasury regulations provide special procedures for payments of dividends through specified intermediaries.

If a non-U.S. holder satisfies specified certification and disclosure requirements, the following dividends are not subject to U.S. federal withholding tax:

•	dividends that are effectively connected with the conduct of a trade or business by such non-U.S. holder within the United States; and

•
if an income tax treaty applies, dividends that are attributable to a permanent establishment, or, in the case of an individual, a fixed base, in the United States, as provided in the applicable income tax treaty.

The non-U.S. holder would be required to provide Park with a properly executed IRS Form W-8ECI, for effectively connected income, or IRS Form W-8BEN, for income tax treaty benefits, or such successor form as the IRS designates.  In such cases, dividends generally are subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if such holder were a resident of the United States.  A non-U.S. holder that is a foreign corporation also may be subject to a “branch profits tax” at a rate of 30% (or any lower rate that may be specified by an applicable income tax treaty) on dividends received by the foreign corporation that are effectively connected with its conduct of a trade or business in the United States.

Gain on Disposition of Common Shares

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax with respect to gain recognized upon a sale or other disposition of our Common Shares unless one of the following applies:

•
the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States, in which case the non-U.S. holder will be subject to U.S. federal income tax on such  gain on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if such holder were a resident of the United States, unless an applicable income tax treaty provides otherwise, and a non-U.S. holder that is a foreign corporation also may be subject to the branch profits tax referred to above;

•
the non-U.S. holder is an individual and is present in the United States for 183 days or more during the taxable year of the sale or other disposition, and meets certain other conditions, in which case such non-U.S. holder will be subject to U.S. federal income tax on the gain at a flat rate of 30% (unless an applicable income tax treaty provides otherwise), which may be offset by certain U.S.-source capital losses, even though the individual is not considered to be a resident of the United States; or

•
Park is or has been a USRPHC for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the sale or other disposition or the period during which the non-U.S. holder held our Common Shares, in which case only a non-U.S. holder who held, at any time during the applicable period, more than 5% of our Common Shares will be subject to U.S. federal income tax on the disposition of our Common Shares under the USRPHC rules, so long as our Common Shares continue to be regularly traded on an established securities market.

In general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business.  Park believes that it is not currently, has not been, and will not become, a USRPHC for U.S. federal income tax purposes.

Federal Estate Tax

Warrants and/or Common Shares that are owned or treated as owned by an individual who is not a U.S. citizen or domiciled in the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and, therefore, may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding Tax

Under U.S. Treasury regulations, we must report annually to the IRS and to each non-U.S. holder the gross amount of dividends paid to such holder and the amount of tax withheld, if any, with respect to such dividends.  These information reporting requirements apply regardless of whether no withholding was required because the dividends were effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States or withholding was reduced or eliminated by an applicable income tax treaty.  Copies of the information returns reporting such dividends and the amount of tax withheld, if any, also may be required under an applicable income tax treaty to be made available to the tax authorities in the country in which a non-U.S. holder resides or is established.

A non-U.S. holder of our Common Shares may be subject to backup withholding, currently at a rate of 28%, on payments of dividends if the non-U.S. holder fails to certify under penalties of perjury and in accordance with applicable U.S. Treasury regulations that such holder is a non-U.S. holder, or the payor has actual knowledge or reason to know that such holder is a U.S. person as defined under the Code.

The payment of proceeds on the sale or other disposition of our Common Shares by or through a U.S. office of any U.S. or non-U.S. broker is subject to both information reporting and backup withholding unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such holder otherwise establishes an exemption.  In general, information reporting and backup withholding will not apply to a payment of proceeds on the sale or other disposition of our Common Shares by or through a non-U.S. office of any U.S. or non-U.S. broker.  If, however, the broker is, for U.S. federal income tax purposes:

•	a U.S. person as defined under the Code,

•	a controlled foreign corporation as defined under the Code,

•	a foreign broker that derives 50% or more of its gross income for specified periods from the conduct of a trade or business in the United States, or

•	a foreign partnership with particular U.S. connections,

such payments will be subject to information reporting, but not backup withholding, unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and other specified conditions are met, or the beneficial owner otherwise establishes an exemption.  In addition, backup withholding may apply in such cases unless specified certification requirements are satisfied or an exemption is otherwise established, and the broker has no actual knowledge or reason to know that the holder is a U.S. person as defined under the Code.

Any amounts withheld under the backup withholding rules do not constitute a separate U.S. federal income tax.  Rather, any such withheld amounts may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is timely furnished to the IRS.

Payments to Foreign Financial Institutions and Non-Financial Foreign Entities

Under recently enacted legislation, payments of any dividends on, or any gross proceeds from the sale, exchange or other disposition of, our Common Shares made after December 31, 2012 to a non-U.S. holder that is a “foreign financial institution” or a “non-financial foreign entity” (to the extent such dividends or gain from such sale, exchange or disposition is not effectively connected with the conduct of a trade or business in the United States by such non-U.S. holder) generally will be subject to the U.S. federal withholding tax at a rate of 30% unless such non-U.S. holder complies with certain additional U.S. reporting requirements.

For this purpose, a foreign financial institution includes, among others, a non-U.S. entity that (i) is a bank, (ii) holds, as a substantial portion of its business, financial assets for the account of others or (iii) is engaged primarily in the business of investing, reinvesting or trading in securities, partnership interests, commodities or any interest in securities, partnership interests or commodities.  A foreign financial institution generally will be subject to this 30% U.S. federal withholding tax unless it (i) enters into an agreement with the IRS pursuant to which such financial institution agrees (x) to comply with certain information, verification, due diligence, reporting, and other procedures established by the IRS with respect to “United States accounts” (generally financial accounts maintained by a financial institution (as well as non-traded debt or equity interests in such financial institution) held by one or more specified U.S. persons or foreign entities with a specified level of U.S. ownership) and (y) to withhold on its account holders that fail to comply with reasonable information requests or that are foreign financial institutions that do not enter into such an agreement with the IRS or (ii) is exempted by the IRS.

A non-financial foreign entity generally will be subject to this 30% U.S. federal withholding tax unless such entity provides the applicable withholding agent with either (i) a certification that such entity does not have any substantial U.S. owners or (ii) information regarding the name, address and taxpayer identification number of each substantial U.S. owner of such entity.  These reporting requirements generally will not apply to a non-financial foreign entity that is a corporation the stock of which is regularly traded on an established securities market or certain affiliated corporations or to certain other specified types of entities.

Non-U.S. holders should consult their own tax advisers regarding the application of these withholding and reporting rules to an investment in the Warrants and/or our Common Shares.

The foregoing discussion of U.S. federal tax consequences to non-U.S. holders does not constitute tax advice.  Accordingly, each prospective non-U.S. holder of the Warrants and/or our Common Shares should consult with such holder’s independent tax adviser with respect to the U.S. federal, state, local and non-U.S. tax consequences of the exercise and disposition of the Warrants and/or the acquisition, ownership and disposition of our Common Shares.

PLAN OF DISTRIBUTION

We entered into an engagement agreement, dated December 7, 2010, with Rodman & Renshaw, LLC. Subject to the terms and conditions set forth in the engagement agreement, Rodman & Renshaw, LLC agreed to act as the exclusive placement agent in connection with this offering. The placement agent is not purchasing or selling any securities offered by this prospectus supplement and the accompanying prospectus, and is not required to arrange for the purchase or sale of any specific number or dollar amount of securities. The placement agent agreed in the engagement agreement to use its reasonable best efforts to arrange for the sale of all of the securities being offered in this offering. We will enter into securities purchase agreements directly with the investors who purchase securities in this offering.

We currently anticipate that the closing of this offering will take place on or about December 10, 2010. On the closing date:

•	we will receive funds in the amount of the aggregate purchase price of the Common Shares and Warrants sold;

•	we will irrevocably instruct the transfer agent to deliver the Common Shares, and we will deliver the Warrants, to the investors; and

•	the placement agent will receive the placement agent fees in accordance with the terms of the engagement agreement.

We have agreed to pay the placement agent an aggregate fee equal to 3% of the aggregate gross proceeds from the sale of our Common Shares and the Warrants in this offering, plus 3% of the gross proceeds we receive, if any, from the exercise of the Warrants that are solicited by the placement agent. We have also agreed to provide the placement agent with a non-accountable expense allowance, payable immediately upon (but only in the event of) the closing of this offering, equal to 1% of the aggregate gross proceeds we raise in this offering, but in any event no more than $40,000.

The estimated offering expenses payable by us, in addition to the aggregate fees and expenses of approximately $190,000 due to the placement agent, are approximately $230,000, which include legal, accounting and printing costs, and various other fees associated with registering the securities and listing our Common Shares. After deducting certain fees due to the placement agent and our estimated offering expenses, we expect the net proceeds from the offering of 71,984 of our Common Shares and the associated Warrants to be approximately $4.8 million.  If the Warrants were fully exercised, excluding the maximum warrant solicitation fee of approximately $165,000 which would be due to the placement agent if it solicits the exercise of all of the Warrants in full, we would receive additional proceeds of approximately $5.3 million.

The following table shows the per share and total placement agent fee we will pay to the placement agent in connection with the sale of our Common Shares and the Warrants offered pursuant to this prospectus supplement and the accompanying prospectus, assuming the purchase of all of our Common Shares and the Warrants offered hereby and excluding proceeds that we may receive upon exercise of the Warrants:

Per Common Share placement agent fee (rounded to the nearest cent)	$2.08
Maximum placement agent fees	$150,000

Because there is no minimum offering amount required as a condition to closing in this offering, the actual total placement agent fees, if any, are not presently determinable and may be substantially less than the maximum amount set forth above.

Rodman & Renshaw, LLC may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”), and any placement agent fees received by them might be deemed to be underwriting discounts or commissions under the Securities Act.

We have agreed to indemnify the placement agent and certain other persons against certain liabilities relating to or arising out of the placement agent’s activities under the engagement agreement. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

We have agreed not to issue any Common Shares, or any securities that may be converted into or exchanged for Common Shares, during the 30-day period after the date of the securities purchase agreements. This restriction does not apply to the issuance of:

•	Common Shares and Warrants to the investors in this offering;

•	Common Shares or options to our employees, officers or directors pursuant to any 401(k), employee stock ownership, stock or option plan duly adopted for such purpose;

•	Common Shares to the Park National Corporation Defined Benefit Pension Plan;

•
securities exercisable or exchangeable for or convertible into Common Shares issued and outstanding on the date of the securities purchase agreements (including, without limitation, the Treasury Warrant);

•	securities issued pursuant to share splits, share dividends or distributions, recapitalizations and similar events affecting our Common Shares; or

•	securities issued pursuant to certain acquisitions or strategic transactions approved by a majority of our disinterested directors.

The engagement agreement, the forms of securities purchase agreements we enter into with the investors in this offering, and the form of the Warrants will be included as exhibits to our Current Report on Form 8-K that will be filed with the SEC in connection with the consummation of this offering.

The Per Share Purchase Price, the purchase price of the Warrants and the exercise price for the Warrants was determined based on negotiations with the investors and discussions with the placement agent.

ERISA CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan governed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the ERISA plan’s particular circumstances before authorizing an investment in our Common Shares.  Among other factors, the fiduciary should consider whether such an investment is in accordance with the documents governing the ERISA plan and whether the investment is appropriate for the ERISA plan in view of its overall investment policy and diversification of its portfolio.

Certain provisions of ERISA and the Code prohibit employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA, plans described in Section 4975(e)(1) of the Code (including, without limitation, retirement accounts and Keogh Plans), and entities whose underlying assets include plan assets by reason of a plan’s investment in such entities (including, without limitation, as applicable, insurance company general accounts), from engaging in certain transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the plan or entity.  Governmental and other plans that are not subject to ERISA or to the Code may be subject to similar restrictions under federal, state or local law.  Any employee benefit plan or other entity, to which such provisions of ERISA, the Code or similar law apply, proposing to acquire our Common Shares should consult with its legal counsel.

We, directly or through our affiliates, may be considered a “party in interest” or a “disqualified person” as to a large number of plans.  A purchase of our Common Shares by any such plan would be likely to result in a prohibited transaction between the plan and us.  Accordingly, our Common Shares may not be purchased, held or disposed of by any such plan or any other person investing “plan assets” of any such plan that is subject to the prohibited transaction rules of ERISA or Section 4975 of the Code or other similar law, unless a Prohibited Transaction Class Exemptions (“PTCE”) issued by the U.S. Department of Labor or a similar exemption or exception applies to such purchase, holding and disposition.

Any purchaser of our Common Shares or any interest therein will be deemed to have represented and warranted on each day including the date of its purchase of our Common Shares through and including the date of disposition of our Common Shares that either:

•       no portion of the assets used by such purchaser to acquire and hold our Common Shares constitutes assets of any employee benefits plan or similar arrangement; or

•      the purchase and holding of our Common Shares by such purchaser will not constitute a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or a violation under any applicable similar laws.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is important that any person considering the purchase of our Common Shares with plan assets consult with its counsel regarding the consequences under ERISA and the Code, or other similar law, of the acquisition and ownership of our Common Shares and the availability of exemptive relief under the class exemptions listed above.

EXPERTS

The consolidated financial statements of Park incorporated in this prospectus supplement by reference to Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 have been so incorporated in reliance on the report of Crowe Horwath LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The legality of the securities being offered by this prospectus supplement is being passed upon for Park by the law firm of Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio.  As of December 6, 2010, Vorys, Sater, Seymour and Pease LLP attorneys, together with members of their immediate families, owned an aggregate of 2,012 of our Common Shares. Certain legal matters will be passed upon by Weinstein Smith LLP for Rodman & Renshaw, LLC.

PROSPECTUS

Park National Corporation

Common Shares, without par value

Preferred Shares, without par value

Senior Debt Securities

Subordinated Debt Securities

Junior Subordinated Debt Securities

Depositary Shares

Warrants

Units

The securities of each class may be offered and sold by Park National Corporation (“Park”) in amounts, at prices and on other terms to be determined at the time of the offering. Park will describe the specific terms and manner of offering of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement and any applicable pricing supplement.

The common shares, without par value (the “Common Shares”), of Park are listed on NYSE Amex under the symbol “PRK.”  On May 21, 2009, the closing price for the Park Common Shares was $64.74.
____________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY STATE SECURITIES COMMISSION NOR ANY BANK REGULATORY AGENCY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

ANY SECURITIES OFFERED BY THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT WILL BE OUR EQUITY SECURITIES OR UNSECURED OBLIGATIONS AND WILL NOT BE DEPOSITS OR ACCOUNTS OR OTHER OBLIGATIONS OF ANY OF OUR BANK OR NON-BANK SUBSIDIARIES AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM OR ANY OTHER GOVERNMENTAL OR REGULATORY AGENCY OR INSTRUMENTALITY.
____________________

Our principal executive offices are located at 50 North Third Street, Newark, Ohio 43055 and our telephone number is (740) 349-8451.

The date of this prospectus is May 22, 2009.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission (the “SEC”) covering the securities that may be sold under this prospectus.  For further information about us and the securities that may be sold under this prospectus, you should refer to our registration statement and its exhibits.  As permitted by the rules and regulations of the SEC, the registration statement that contains this prospectus includes additional information not contained in this prospectus.  Statements in this prospectus concerning any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

We also file annual, quarterly and current reports, proxy statements and other information with the SEC.  The reports, proxy statements and other information that we file with the SEC are available to the public from the SEC’s Internet site at http://www.sec.gov.  Copies of certain information filed by us with the SEC are also available through our Internet site at http://www.parknationalcorp.com.  The information on the SEC Internet site and on our Internet site is not a part of this prospectus.  You may also read and copy any document we file with the SEC by visiting the SEC’s Public Reference Room in Washington, D.C.  The SEC’s address in Washington, D.C. is 100 F Street N.E., Washington, D.C.  20549.  Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room.  You may also inspect our SEC reports and other information at NYSE Amex, 30 Broad Street, 5th Floor, New York, New York 10004.

Incorporation by Reference

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC.  This means that we can disclose important information to you by referring you to those documents.  Any information we incorporate in this manner is considered part of this prospectus except to the extent updated and superseded by information contained in or incorporated by reference into this prospectus.

We incorporate by reference the following documents that we have filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except as noted below:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009;

•	Current Reports on Form 8-K filed/furnished on January 9, 2009, January 26, 2009, March 11, 2009, April 20, 2009 and May 14, 2009;

•	The definitive proxy statement for our 2009 Annual Meeting of Shareholders; and

•
The description of our Common Shares which is contained in “ITEM 8.01 OTHER EVENTS.” of our Current Report on Form 8-K filed on May 14, 2009, together with any subsequent registration statement or report filed for the purpose of updating such description.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed:

any reports filed under Section 13(a) or Section 13(c) of the Exchange Act;

any document filed under Section 14 of the Exchange Act; and

any reports filed under Section 15(d) of the Exchange Act.

Pursuant to General Instruction B of Form 8-K, any information furnished pursuant to “Item 2.02.  Results of Operations and Financial Condition”, or “Item 7.01.  Regulation FD Disclosure” of Form 8-K is not deemed to be “filed” for purposes of Section 18 of the Exchange Act, and we are not incorporating by reference any information furnished pursuant to Item 2.02 or Item 7.01 (or former Item 9 or Item 12) of Form 8-K into this prospectus.

Statements contained in this prospectus or any accompanying prospectus supplement as to the contents of any contract, agreement or other document referred to in this prospectus or any accompanying prospectus supplement do not purport to be complete, and, where reference is made to the particular provisions of that contract, agreement or other document, those references are qualified in all respects by reference to all of the provisions contained in that contract, agreement or other document.  Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes that statement.  Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) and a copy of any or all other contracts, agreements or documents which are referred to in this prospectus or any accompanying prospectus supplement.  Requests should be directed to:  Park National Corporation, 50 North Third Street, Newark, Ohio  43055, Attention:  John W. Kozak, Chief Financial Officer, telephone number (740) 349-8451.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act.  Under this shelf registration process, we may sell any of the securities described in this prospectus in one or more offerings from time to time.  When we use the term “securities” in this prospectus, we mean any of the securities that we may offer under this prospectus, unless we say otherwise.  Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change information contained in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement or pricing supplement, you should rely on the information in the prospectus supplement or pricing supplement.  You should carefully read both this prospectus and any prospectus supplement and pricing supplement.  You also should carefully read the documents incorporated by reference into this prospectus and the documents we have referred you to in “WHERE YOU CAN FIND MORE INFORMATION” for additional information about our Company, including our consolidated financial statements.

Unless the context otherwise requires, references to “Park,” the “Company,” “we,” “our” and “us” and similar terms mean Park National Corporation and its subsidiaries and predecessors.

We may use this prospectus to offer any of the following of our securities from time to time:

•	Common Shares, without par value;

•	Preferred Shares, without par value;

•	Senior Debt Securities;

•	Subordinated Debt Securities;

•	Junior Subordinated Debt Securities;

•	Depositary Shares;

•	Warrants; or

•	Units.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement and pricing supplement.  We have not authorized anyone to provide you with any other information.  If you receive any other information, you should not rely on it.  This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any of the securities to which this prospectus relates in any jurisdiction to or from any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction.  You should not assume that the information contained in this prospectus and, if applicable, any prospectus supplement and pricing supplement or any document incorporated by reference in this prospectus or any prospectus supplement or pricing supplement, is accurate as of any date other than the date on the front cover of this prospectus or on the front cover of the applicable prospectus supplement, pricing supplement or other document or as specifically indicated in the document.  Our business, financial condition, results of operations and prospects may have changed since that date.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement contains or incorporates by reference forward-looking statements that set forth anticipated results based on our management’s plans and assumptions.  From time to time, we also provide forward-looking statements in other materials we release to the public as well as oral forward-looking statements.  Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts.  We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

We cannot guarantee that any forward-looking statement will be realized, although our management believes that we have been prudent in our plans and assumptions.  Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions.  If known or unknown risks or uncertainties should materialize, or if underlying assumptions should prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected.  You should bear this in mind in reading this prospectus and any accompanying prospectus supplement.  Factors that might cause such differences include, but are not limited to:

•
general economic and financial market conditions in the markets we serve, specifically the real estate markets, may be less favorable than anticipated which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults;

•	deterioration in the asset value of our loan portfolio may be worse than expected;

•	changes in market rates and prices may adversely impact the value of securities, loans, deposits and other financial instruments and the interest rate sensitivity of our consolidated balance sheet;

•	changes in consumer spending, borrowing and savings habits;

•	our liquidity requirements could be adversely affected by changes in our assets and liabilities;

•	the nature, timing and effect of legislative or regulatory developments including changes in laws concerning taxes, banking, securities and other aspects of the financial services industry;

•	competitive factors among financial services organizations, including product and pricing pressures and our ability to attract, develop and retain qualified banking professionals;

•	our ability to execute our business plan successfully and within the expected time frame;

•	our ability to convert our Ohio-based banking divisions to one operating system;

•
the effect of changes in accounting policies and practices, as may be adopted by the Financial Accounting Standards Board, the SEC, the Public Company Accounting Oversight Board and other regulatory agencies;

•	the effect of fiscal and governmental policies of the United States federal government;

•	rapidly changing technology affecting the financial services industry; and

•	other external developments materially affecting our operational and financial performance.

We undertake no obligation publicly to update forward-looking statements, whether as a result of new information, future events or otherwise.  You are advised, however, to consult any further disclosures we make on related subjects in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the SEC.  Also note that we provide cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to our business in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K incorporated by reference herein and in prospectus supplements, pricing supplements and other offering materials.  These are factors that, individually or in the aggregate, management believes could cause our actual results to differ materially from expected and historical results.  We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995.  You should understand that it is not possible to predict or identify all such factors.  Consequently, you should not consider such disclosures to be a complete discussion of all potential risks or uncertainties.

OUR COMPANY

We are a bank holding company headquartered in Newark, Ohio.  Our Ohio-based banking operations are conducted through 128 offices across 29 Ohio counties and one Kentucky county through our subsidiary The Park National Bank and its divisions which include Fairfield National Bank, Richland Bank, Century National Bank, First-Knox National Bank, Farmers and Savings Bank, United Bank, Second National Bank, Security National Bank, Unity National Bank, Citizens National Bank and The Park National Bank of Southwest Ohio & Northern Kentucky.  Our Florida and Alabama-based banking operations are conducted through 18 offices across six Florida counties and one Alabama county through our subsidiary Vision Bank and its divisions which include Vision Bank headquartered in Panama City, Florida and the Vision Bank Division of Gulf Shores, Alabama.  Our banking subsidiaries engage in the commercial banking and trust business primarily in small and medium population Ohio communities and in Gulf Coast communities in Alabama and the Florida panhandle.  Park’s other subsidiaries include Scope Leasing, Inc. (d.b.a. Scope Aircraft Finance), Guardian Financial Services Company (d.b.a. Guardian Finance Company) and Park Title Agency, LLC, and they operate through an aggregate of eight offices in Ohio.

We were incorporated under the laws of the State of Ohio, in 1992.  Our principal executive offices are located at 50 North Third Street, Newark, Ohio 43055, and our telephone number is (740) 349-8451.  Our Internet site can be accessed at http://www.parknationalcorp.com.  Information contained in our Internet site does not constitute part of, and is not incorporated into, this prospectus.

At March 31, 2009, we had consolidated total assets of approximately $7.1 billion, total loans of approximately $4.6 billion, total deposits of approximately $4.9 billion and total shareholders’ equity of approximately $656 million.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the ratio of earnings to fixed charges for Park, which includes our subsidiaries, on a consolidated basis for the periods indicated:

	For the Three	For the Year Ended December 31,
	Months Ended
	March 31, 2009	2008	2007	2006	2005	2004
Ratio of earnings to fixed charges (1)

Excluding Interest on Deposits	4.63	1.77	2.12	4.36	4.61	7.80

Including Interest on Deposits	2.16	1.26	1.31	2.09	2.44	3.19

(1)  For purposes of computing the ratio, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest on borrowings and subordinated debt, one-third of rental expense (which Park believes is representative of the interest factor), and including/excluding interest on deposits.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

The following table shows the ratio of earnings to fixed charges and preferred dividends for Park, which includes our subsidiaries, on a consolidated basis:

	For the Three	For the Year Ended December 31,
	Months Ended
	March 31, 2009	2008	2007	2006	2005	2004
Ratio of earnings to fixed charges and preferred dividends (1)

Excluding Interest on Deposits	3.90	1.77	2.12	4.36	4.61	7.80

Including Interest on Deposits	2.07	1.26	1.31	2.09	2.44	3.19

(1)  For purposes of computing the ratio, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest on borrowings and subordinated debt, one-third of rental expense (which Park believes is representative of the interest factor), and including/excluding interest on deposits.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of securities as set forth in the applicable prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the legality of the securities being offered by this prospectus is being passed upon for Park by the law firm of Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio.  As of May 18, 2009, Vorys, Sater, Seymour and Pease LLP attorneys, together with members of their immediate families, owned an aggregate of 2,080 of our Common Shares.  Unless otherwise provided in the applicable prospectus supplement, certain legal matters will be passed upon for any underwriter or agents by their counsel.

EXPERTS

The consolidated financial statements of Park appearing in Park’s 2008 Annual Report and incorporated by reference therefrom into Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (the “Park 2008 Form 10-K”) and the effectiveness of Park’s internal control over financial reporting as of December 31, 2008, have been audited by Crowe Horwath LLP, independent registered public accounting firm, as set forth in their report thereon, included in Park’s 2008 Annual Report and incorporated by reference therefrom in the Park 2008 Form 10-K, which Park 2008 Form 10-K is, in turn, incorporated in this prospectus by reference.  Such consolidated financial statements are incorporated in this prospectus by reference in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

$5,000,000

Common Shares
Series A Common Share Warrants
Series B Common Share Warrants

PROSPECTUS SUPPLEMENT

Rodman & Renshaw, LLC

December 8, 2010